As filed with the Securities and Exchange Commission on

                          July 25, 1999

                         Registration No.

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                   AMENDMENT NO.  2 TO FORM 10

           GENERAL FORM FOR REGISTRATION OF SECURITIES
             Pursuant to Section 12(b) or (g) of the
                Securities Exchange Act of 1934

                   ROANOKE TECHNOLOGY CORP.
      (Exact name of registrant as specified in its charter)

FLORIDA                                       22-3558993
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)              Identification No.)

   1433 GEORGIA AVENUE, ROANOKE RAPIDS, NORTH CAROLINA 27870
           (Address of principal executive offices)

Registrant's telephone number, including area code (252) 537-9222

Securities to be registered pursuant to Section 12(b) of the Act:
                             None

Title of each class               Name of each exchange on which
to be so registered               each class is to be registered
        N/A                                     N/A

Securities to be registered pursuant to Section 12(g) of the Act:

           Common Stock, par value $0.0001 per share
                       (Title of class)

ITEM 1.  BUSINESS.
------------------

INTRODUCTION

        Headquartered in Roanoke Rapids, North Carolina, we are a developer and marketer of a service designed to maximize and promote Internet web site presence. To put it simply, our primary business function is to make our customers' Internet web sites easy to find. Most persons searching the Web for a product or service use a search engine. Web sites are increasingly using television and print media advertising in an attempt to direct traffic to their web sites, but we utilize our own proprietary software products to alter our customer's web sites in ways which make the sites more appealing to the top search engines. If our customers wish to generate business from the Internet, it is important that their Web sites appear in the top 10 or 20 positions of targeted search engine indexes. Simply put, that is
what we do.   In addition, we utilize a suite of proprietary
computer programs which allow our users to analyze and track their Web Sites "visibility". Our proprietary software analyzes high ranked sites on the targeted search engines to determine the most important key words, phrases, and other design characteristics of those sites. Our customer's web sites are then changed to reflect the preferences of those search engines and thus increase the probability that their web site will appear in the top 10 or 20 sites listed by the search engine when those search characteristics are used. Since most Web surfers ignore search results beyond the first hundred listed sites, a higher ranking almost always translates to higher visitor hits for our customers. This results in greater exposure for our customers, improved results for their web presence, and increased customer reliance on our services.

The sweeping transition of the Internet from being primarily an information and entertainment platform to becoming a medium for e-commerce is well under way. Web sites are no longer perceived just for informational content or to simply establish Internet presence. In order to fully capitalize on the opportunity that the Internet represents, today's companies require implementation of a proven Internet promotional strategy to maintain traffic and develop sales. In order for companies to fully realize the potential of the Internet, companies must effectively market their web sites beyond standard print and media advertising.
We have a history of significant losses and operate in a highly competitive market.

FORMATION

        On December 11, 1997, we were formed in Florida as a C corporation under the name Suffield Technologies Corp. We did not have any significant revenues until we purchased all of the issued and outstanding shares of Top 10 Promotions, Inc. ("Top 10"), a Virginia corporation with its principal place of business in North Carolina, in accordance with a Stock Purchase Agreement and Share Exchange dated and effective May 28, 1998 ("Share Exchange"). Top 10 was incorporated in Virginia on November 18, 1997.

Since the closing of the Share Exchange, the operations of Top 10 has represented 100% of our revenues to date. Based on the Share Exchange, we undertook the following: (i) on June 11, 1998, we filed an amendment to our incorporation document in Florida changing our name to Roanoke Technology Corp.; (ii) on July 20, 1998, we were issued a Certificate of Authority to do business in North Carolina; (iii) on July 22, 1998, the State of Virginia issued a Certificate of Merger whereby Top 10 merged into the Company; and (iv) on September 4, 1998, we filed a Certificate of Assumed Name in Halifax County, North Carolina to do business under the name Top 10 Promotions.

In accordance with the Share Exchange, David L. Smith, Jr., the sole shareholder, officer and director of Top 10 was paid the following consideration: (i) 500,000 restricted common shares of the Company; (ii) the ability to borrow up to 25% of the retained earnings of the operating company (Top 10) in fiscal year 1998 (the Company has an October 31 fiscal year end) or the first two quarters of fiscal year 1999. Any repayment of such borrowings would be for a 2 year period at an annual interest rate of 5%. In addition, the operating company, Top 10, was given $50,000 at closing and $17,500 per month for an 11 month period commencing 30 days after closing (an aggregate of $192,500).

SERVICES

Our services are designed to improve the visibility of our customer's web sites in the Internet. The first level of service, the "Starter Plan" consists of getting the customer's web sites registered on about 800 of the most significant search engines. This service sells for $99, is not actively promoted by us, and does not carry any visibility guarantee. It has accounted for 1.6% of our revenues during the first nine months of fiscal 1999. Sales of the "Premium Plan" accounted for 95.9% of the our revenues during the first nine months of fiscal 1999. This plan is sold for $1,295. It differs from the Starter Plan in that its goal is not to get the web site listed by the search engines, but to assure that the site will be one of the first 20 sites listed by the search engine when appropriate key words are used. Since many key word searches can return hundreds, if not thousands, of matches, it is important that those attempting to do business based on the Internet assure that their site is listed in the first one or two pages returned by the search engine. If the customer has more than one web site we will work on those sites for half price of $647.50 each.

When a customer purchases the "Premium Plan" we begin the following procedures:

(1) Identify appropriate key words or terms for the customer's web site. The Premium Plan allows for 6 terms and up to 6 additional terms may be purchased for $100 each. Sale of additional terms to customers purchasing the Premium Plan accounted for 2.5% of revenues during the 9 months ended July 31, 1999.

(2) Identify the unique characteristics and patterns preferred by each of the search engine's robot and indexing practices.

(3) Create a customer web page for each term for each search engine (usually 4 or 5 pages are needed for each term). Each contract will require a creation of approximately 200 web pages.

The pages actually consist of sets of about 20 pages per search engine.

(4) The created web pages are then moved to the customer's web site or server.

(5) We verify the placement of the web pages. We submit them to each search engine. Due to search engines' different operating procedures, this process can take up to 10 working days.


(6) Approximately 4 weeks after we have completed the submissions, preliminary results will be noticed. After a period of 45 to 60 days, a customer can check its results at the customer section of our web site. The customer's results will usually peak after 90 days (post submission).
As part of the Premium Plan, we will continue to monitor and furnish "Visibility Reports" for each customer for up to 6 months. The reports are compiled every 7 to 10 working days and are electronically mailed to each customer. The results are also available on our web site.

We guarantee the following for our Premium Plan:

_      We will secure for our customer no less than 10 placements somewhere within the top 20 positions somewhere across the top search engines. We target the thirteen most used engines consisting of the following: Yahoo, Excite, Infoseek, Planet Search, HotBot, Lycos, Snap, AOL Netfind, LookSmart, AltaVista, Netscape, Web Crawler and MSN.

_      The listings may appear on any single search engine, all
the search engines or spread across any number of the search engines listed above.

_      Over the last 12 months our customers have averaged more
than 50 placements in the top 20 positions across the top search engines. However, we do not guarantee this to our customers.

_      We guarantee placement of our customers URL(s) in the
search engine index. We do not guarantee traffic to a customer's web site.

_      If we fail to meet the above guarantee within 90 days of a customer's pages being submitted to its server, we will refund
100% of the customer's payment or repeat the service, at the customer's choice.

Since our inception we have sold approximately 660 Premium Plans. We have refunded all or a portion of the customer's money in 10 instances. Total refunds have been approximately $9,438, or slightly less than 1% of revenues. We have kept no accurate records on the number of sites that we have had to rework in order to meet our guarantees. Rework costs consist primarily of clerical work and are estimated to be less than 2% of total operating costs.

Our sales efforts rely primarily upon our proprietary software programs to generate sales leads which are then followed up with e-mail and telemarketing efforts. Due to the increasing number of web sites indexed by the key search engines and changes in the way these sites are indexed by the search engines, the visibility of the web sites which we have enhanced tends to decline over time. We resolicit prior customers periodically and offer them the opportunity to renew their web site visibility. The renewal process is the same as described above and with the same guarantee. The renewal price is $647.50 and an additional $100 for each key work or phrase over six. Renewals accounted for 1.4% of our revenues in the first nine months of fiscal 1999, but for 1.8% of revenues in the quarter ended July 1999. We expect renewals to become a somewhat larger percentage of total revenues as our installed base grows.

TRADEMARKS

We have recently filed trademark applications with the United
States Patent and Trademark Office for the names "Top 10 and
Design," "Cherry Picker Elite" and "PC Beacon" under which portions of our business are operated.

PERSONNEL

We currently employ 24 full time employees. They fall into 3 different categories: 3 management, 11 sales, and 10 support personnel. In the 18 months that we have been in business, only one employee has left us. Sales personnel are compensated on a base pay plus commission basis. During the three months ending in July, the average salesperson that had worked for us at least two months at the beginning of the period earned an average of $6,600 per month.

We expect to continue to add salespersons and hope to add two more by the end of the fiscal year.

COMPETITION

There are numerous Internet promotion companies that promote web sites. They all use one of three distinctly different methodologies for promoting their customer's web sites. The vast majority simply submit the URL of the customer's "Home Page" to hundreds of search engines. This is the least effective way because this method has the following built-in problems: (a) most of the search engines are search engines in name only, and are really directories. The user must know the name of the company to have any degree of success; (b) over 82% of the search engine traffic is driven by the most popular search engines. This renders the vast majority of the others very ineffective; (c) this method can not work successfully because it is almost impossible to make a web page appeal to more than 1 or 2 search engines.
Each search engine employs different indexing practices. To date, the only successful method of obtaining consistent rankings in the search engines is to make pages for each "keyword phrase" for each engine.

The second method of promoting a site in the search engines is to purchase positions within the indexes or to purchase advertising space on the site in the form of banner advertisements. The cost of this method is extremely expensive and not practical for most small business owners.

The third way is to prepare pages for each "keyword phrase" for each search engine. We utilize this method. We have no knowledge of any other company that has the ability to effectively track what characteristics appeal to the major search engines and to make pages based on those characteristics.

The market for a worldwide on-line commerce web site is relatively new, quickly evolving and subject to rapid change. There are few substantial barriers to entry, and we expect to have additional competition from existing competitors and new entrants in the future. It is our belief, however, that we represent the leading edge of the industry. In addition, we are not aware of any competitor which matches our visibility guarantee.

GENERAL BUSINESS CONDITIONS

There is no apparent seasonality in the company's business but weekly or monthly sales volume can be impacted by holidays and popular vacation periods which impair the ability of our telemarketers to reach potential customers. Our business is not dependent upon any single customer or type of business. Since we have no subcontractors, we are not dependent upon an outside sales force. All work is performed in house. This includes the creation and development of our software.

CUSTOMERS

Our potential market or customer base consists of every business-oriented web site in the world. As of June 1998 there were approximately 3.9 million ".com" and ".net" web sites registered by Network Solutions which, until March 1999 was the exclusive registrar in the United States for first level domain names.  We are not aware of any specific studies which count the number of extant business-oriented web sites, but we believe that about half of the registered domains relate to businesses and have the
potential to become customers.   Network Solutions has reported
that cumulative net registrations as of June 30, 1999 increased
133% to 5,322,000.  New registrations in the three months ended
June 30, 1999 were 1,180,000 as compared to 443,000 in the same quarter of the prior year, a gain of 166%.

Our largest single customer accounts for less than two percent of our total revenues and no particular industry accounts for more than two percent of our revenues.

The following is a partial list of what types of businesses a few of our customers are involved with:


_   Real Estate
_   Insurance
_   Telephone Equipment
_   Auto Supplies
_   Plastic Surgeon
_   Print Media
_   Financial Advisory
_   Pet Supplies
_   Police Supplies
_   e-commerce
_   Pump Sprayers
_   Farm Equipment
_   Printing Supplies
_   Recycling
_   Y2K Supplies
_   Clothing
_   Autoclave Equipment
_   Industrial Equipment Supplier
_   Material Manufacturers
_   Material Brokers
_   Business Consultants
_   Time Management Consultants
_   Advertising Agency
_   Personnel Placement Agency
_   Pilot Supplies
_   Medical Supplies
_   Pool Supplies
_   Golf Equipment
_   Travel Agency
_   Recreation Equipment

MATERIAL PROGRAMMING COSTS

We incur programming costs to maintain and improve the computer programs used internally in the conduct of our business. Most of this work has been undertaken by salaried personnel.
Material programming costs are:

                         Year Ending                6 Months Ending        9 Months Ending
                         October 31, 1998           April 30, 1999         July 31, 1999
Total                      $35,612                      $35,386                 $48,188

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses consist primarily of compensation expenses to support the creation, development, and enhancement of our services. We estimate these costs, consisting primarily of in-house salaries, to be less than $20,000 during the remainder of the October 1999 fiscal year. All such costs are being expensed. We continue to purchase small quantities of personal computers and office furniture. Such expenditures are expected to be less than $5,000. We expect to continue to add salespersons and hope to add two more by the end of the fiscal year.

ITEM 2.  FINANCIAL INFORMATION
------------------------------

                   SELECTED FINANCIAL DATA

The following selected financial data has been extracted from our financial statements for the six months that ended April 30, 1999, and for the period from inception, December 11, 1997 through October 31, 1998. The results of our operations for any interim period are not necessarily indicative of the results attained for a full fiscal year. This selected financial data should be read in conjunction with our financial statements and the Notes thereto and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included elsewhere herein.

SUMMARY OPERATIONS DATA
                                                                  December 11, 1997
                     Nine Months Ended     Six Months Ended       (Inception)
                     July 31, 1999         April 30, 1999         through October 31, 1998
                     ------------------    -----------------      ------------------------
Revenue                $873,772             $452,450                $109,809
Net Gain (Loss)        (225,536)            (180,961)               (131,590)
Net loss per share        $0.03               $0.027                $   0.04
Weighted Average Shares
Used in Computation   8,121,084            8,103,721               3,159,400

SUMMARY BALANCE SHEET DATA
                                                                  December 11, 1997
                     Nine Months Ended     Six Months Ended       (Inception)
                     July 31, 1999         April 30, 1999         through October 31, 1998
                     ------------------    -----------------      ------------------------
Total Assets         $1,004,533             $953,673                $ 92,585
Current Assets          223,235              169,402                  35,615
Total Liabilities        70,088               44,096                  75,199
Current Liabilities      55,003               36,946                   8,554
Long-term notes payable  15,085                7,150                  66,645
Shareholders' Equity
(Surplus)               934,445              953,673                  17,386

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

           Statements in this Form 10 concerning the Company's business outlook or future economic performance; anticipated profitability, gross billings, commissions and fees, expenses or other financial items; and statements concerning assumptions made or exceptions as to any future events, conditions, performance or other matter are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors which would cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, (i) the uncertain acceptance of the Internet and the Company's Internet content, (ii) that the Company has grown rapidly and there can be no assurance that the Company will continue to be able to grow profitably or manage its growth, (iii) risks associated with acquisitions, (iv) competition, (v) the Company's quarterly operating results have fluctuated in the past and are expected to fluctuate in the future, (vi) the loss of services of certain key individuals could have a material adverse effect on the Company's business, financial condition or operating results, (vii) litigation involving a former employee, (viii) the Company has entered into certain transactions with affiliated parties and (ix) the control of the Company by David Smith.

Overview

A substantial part of the company's growth has been achieved through acquisitions. For the period December 11, 1997 through May 31, 1999, the Company completed two acquisitions. Given the acquisition of Top-10 Promotions, Inc., the results from operations from period to period are not necessarily comparable. Gross revenues refer to fees earned in the design, development, production, and marketing of technology to provide enhanced Internet marketing capabilities. The Company earns revenue when it provides Internet services that improve an Internet site's ranking when searched on the leading Internet search engines. The Company guarantees that the customer will receive at least ten placements within the top twenty positions, somewhere across the targeted search engines. Generally, the payment terms require payment to the Company at, or prior to, the time that the services are performed. Historically, the Company has not experienced substantial problems with unpaid accounts or had to refund significant monies for failure to meet the guarantee. Our Premium Service and renewals of the same account for 97.5% of our business. Our internal accounting system does not provide a way to separately account for the costs attributable to the Premium and the Starter service.

The Company has technological expertise in preparing and submitting web site pages with "key search words" to the targeted search engines. The web site page is configured so that when these key search words are entered into a search engine, the search will most likely hit on this web page.

On May 28, 1998, the Company undertook a Stock Purchase Agreement and Share Exchange with Top-10 Promotions Inc., a Virginia Corporation. The sole shareholder of Top-10 Promotions, Inc. received 500,000 shares of "restricted" stock in exchange for all his shares. The purchase was valued at a total of $262,000 with $242,386 accounted for as contributions of capital and $19,614attributed to goodwill.

Primarily as a result of the acquisition of Top-10 Promotions, Inc. on May 28, 1998, the Company's revenue has been generated from the sale of services of Top-10 Promotions, Inc. as of the date of acquisition. Prior to the merger with us, Top-10 Promotions, Inc. was in the business of servicing Internet web sites with new technology. The acquisition was accounted for using the purchase method of accounting and the results of operations of Top-10 Promotions, Inc. from the date of purchase are included in the financial statements. In the first year of business activity, the Company was building a sales team and experienced gross revenue of $109,809. During the first three quarters of the following year, the Company had $873,772 in gross revenue. The Company is continuously monitoring the Internet marketplace for opportunities to expand its presence and intends to continue its acquisition strategy to supplement its internal growth. The Company's internal growth stems from ideas of selected individuals. The Company continues to recruit individuals of this same level of expertise.

The Company's operating expenses have increased significantly since inception primarily due to headcount increases as a result of hiring staff to support increased sales and the purchase of new technology. Primarily as a result of the acquisition of Offshore Software Development Ltd. on March 30, 1999, the Company has realized efficiencies in its data base operations that has resulted in increased sales. The Company has continued to count as a cost of sales the cost of continually updating its program code. The Company currently employs the programmers that, in the past, it had used to out source its program code updates. The cost of sales category primarily includes cost of Internet lines, programmer fees, sales salaries and other miscellaneous charges. The cost of sales for the two quarters ended April 30, 1999 was $292,221 and $56,083 for the period ended October 31, 1998.
The software we acquired in the Offshore Software transaction enables us to access our internal databases more efficiently. A large portion of our daily work requires our employees to access information in several internal databases. Our old software caused delays in almost every database inquiry. Thirty second delays for information were not unusual. The software we acquired in the Offshore Software transaction retrieves the requested information in 2 to 3 seconds.

Office and general expenses for the period ended October 31, 1998 was $61,236 and $110,107 for the two quarters ended April 30, 1999, excluding officer compensation. Officer compensation for the period ended October 31, 1998 was $134,389 and $230,967 for the two quarters ended April 30, 1999. Officer compensation for both periods described was primarily stock based compensation as described in the footnotes to the financial statements. The impact on future stock based compensation is uncertain as the Company continues to use stock based compensation as a recruitment tool.

Results of Operations

        The following table sets forth the periods indicated gross revenue, detailed cost of sales, general and administrative costs, officer compensation and EBITDA for the Company.

        Nine Months   Percent of   Six Months Ended   Percent of   From Inception To  Percent of
            Ended     Gross        04-30-99           Gross         10-31-98          Gross
        (Unaudited)   Revenue                         Revenue                         Revenue
                  07/31/99
        -----------   ----------   -----------------  -----------  -----------------  ----------
Gross
Revenue   $873,772     100.00%       $452,450         100.00%        $109,809          100.00%
Cost of Sales:

T1 lines
& costs     92,927       10.6%         47,156           10.4%          24,810            22.6%
Programmers 71,165        8.1%         51,816           11.5%          26,215            23.9%
Sales salaries
& taxes    365,369       41.8%        166,810           36.9%           4,696             4.3%
Other
consulting  23,500        2.7%         23,500            5.2%               0               0%
Other        4,475         .5%          2,939             .6%             362              .3%
Total      557,436       63.8%        292,221           64.6%          56,083            51.1%
General &
Administrative 341,074   75.4%        195,625          178.2%         195,625          (178.2%)
EBITDA (1)    (180,845) (40.0%)      (141,899)        (192.2%)       (141,899)          129.2%

(1) Earnings before interest, income taxes, depreciation and amortization. EBITDA is presented to provide additional information about the company's ability to meet its future debt service, capital expenditures and working capital requirements and is one of the measures which determines a company's ability to borrow under its credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity. EBITDA for the indicated periods is calculated as follows.

Cash flows:        Nine Months Ended        Six Months Ended          From Inception To
                        07/31/99                04-30-99               10-31-98
                    ------------------       ----------------          -----------------
Operating            (15,128)                   (12,763)               (136,212)
Investing           (154,392)                  (122,525)                (66,784)
Financing            316,042                    241,304                 216,791

EBITDA Calculation

Net income (loss) $ (224,520)                $ (177,955)             $ (126,376)
Interest, net          2,270                      1,609                     697
Income tax
expense (benefit)    (41,598)                   (27,971)                (20,820)
Depreciation and
amortization          60,241                     23,472                   4,600
EBITDA            $ (203,635)                $ (180,845)              $ (41,899)

The six months ended May 30, 1999 compared to the period ended
October 31, 1998 audited statements and the unaudited July 31, 1999 statements.

A direct period by period comparison can not be made without annualized figures as the second period is not complete. This type of analysis is speculative and will not be discussed. This section will describe relevant issues that effect each of the periods shown.

The Company is experiencing rapid growth as seen in the above results of operations. The primary cost associated with this growth is the addition of more sales staff. The Company has determined that adding additional sales staff increases is an important strategy. The additional cost of other consulting in the cost of sales section is not expected to continue.  The costs of Internet line access are continually negotiated by the
Company's management. As can be seen, these negotiations leave these costs stable as business activity increases. In addition the Company's management has stabilized the programming costs associated with its continual technology improvement program.
The Company has suffered losses from inception to date.  Sales have increased as the number of sales persons has increased. We believe that the cost of sales persons is one of the few costs
which will rise proportionately as sales increase.   The Company
expects its current sales trend will result in reaching a break-even point in revenue and expense during its next fiscal year ending October 31, 2000.

Liquidity and Capital Resources

The Company's principal capital requirements have been to fund (i) acquisitions, (ii) working capital, (iii) capital expenditures and
(iv) advertising and development of its internet business. Continued development in its Internet business has included the acquisition of assets which improve the efficiency of the program technology that the Company operates with. The Company's working capital ratio has been maintained from 4.16 to 4.59 during the reported periods. This is due to sales, as Company policy, being paid for in advance or at the time services are performed. In addition to this, the Company was extended the right to convert loans from Arthur Harrison & Associates in the amount of $35,000 into 350,000 shares of common stock.

As can be seen in the cash flows from operations in the Statement of Cash Flows, the Company experienced a loss from cash used in operations of $12,763. This amount should be compared to the prior year-end statements cash used in operations in the amount of $136,212. The Company's management anticipates this figure to be positive, given current sales trends, within a six month period. In the short and long term the Company has the working capital and lack of debt responsibility to survive this current negative cash flow from operations.

The Company does not provide software to its customers and therefore does not have Year 2000 compliance issues with the services it provides. The Company has taken precautions for its home office which include power generation, Year 2000 compliance with its current software and offsite duplication of business
activities, if needed.   However, as can be seen in the cash flows
from operations in the Statement of Cash Flows, we experienced a much smaller loss from cash used in operations of $12,763 for the nine months ended July 31,1999 than in the preceeding fiscal year. We are currently operating at approximately cash breakeven and believe that cash on hand and cash expected to be generated from operations will be adequate to permit continued operations for at least the next twelve months without recourse to outside
financing.   The Company cannot however, provide for every
contingency that may exist external to the Company.

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has suffered recurring losses from operations in prior periods, and may require additional capital to continue its planned development.
Management believes the Company will continue as a going concern and is actively marketing its services and web site which should enable the Company to meet its current obligations and provide additional funds for continued growth and new product development.

YEAR 2000 ISSUE

The Company's costs incurred to date regarding Year 2000 issues have had an immaterial effect on expenses. The Company has addressed Information Technology ("IT") and Non-IT areas that may negatively impact the Company. These costs include a separate redundancy station at a distant location for business continuation, power generators in case of power failure, and additional data storage redundancy and back up. These costs would have been incurred as a safety measure to ensure business continuation, regardless of Year 2000 issues. At this time the Company's management believes it has taken all steps reasonably expected in order to be in a state of readiness. However, given the strong interdependence of computer systems today, there is no guarantee that there will be no business interruption. The Company has taken reasonable steps to become knowledgeable of such contingencies.

As the Company does not sell software to the public, the Company foresees no costs regarding the Year 2000 with its customers. The Company can not take responsibility for its customer's software and hardware in relation to the services it provides, nor its customers support systems - both IT and non-IT. Therefore, the Company anticipates no contingent liabilities regarding the service it provides.

The Company has addressed Year 2000 issues with all of the vendors that would reasonably have a material impact on the Company's activities. At this time there has been no indication that there will be any interruption in services provided to the Company. Reasonable steps taken have been to request, in writing, statements on Year 2000 issues from its vendors.

The Company can not estimate the costs involved with being assured that any of the local infra-structure will have problems, or that the Company will have to take alternative measures regarding failed infra-structure, even with a redundant remote location.
As the Company has reviewed its own systems for Year 2000 readiness, the Company's management recognizes that a worse case scenario would be that the Company would have to establish a new location in an area where the location's infra-structure had not been effected as greatly as its present site. The costs of such an event would be relocation costs that may include the cost of physical relocation of assets, breaking current location leases, relocation of employees and the cost of down-time regarding relocation and possible employee recruitment.

The Company has established a redundant remote location; however, there is no complete guarantee that this site will operate as intended. If this were the case, the Company would need additional capital in order to overcome these obstacles.

ITEM 3.   PROPERTIES
--------------------

We presently occupy two facilities. The first is approximately 1,000 square feet and is located at 1039 East 10th Street, Roanoke Rapids, North Carolina. Until May 1, 1999 this was our only location. We rent this space on a month to month basis at the monthly rental of $500.00. We use the space as a repair and storage facility. Our second facility is approximately 3,500 square feet and is located at 1433 Georgia Avenue, Roanoke Rapids, North Carolina. This facility was built to order for us and was occupied on May 1, 1999. The monthly rental is $2,500.00. The lease extends to November 1, 2006. We use the space for administrative offices and our corporate headquarters. We believe that such a facility will provide us with adequate space for at least the next twelve months. At the end of the lease term (specifically, November 1, 2006), if we have not defaulted under the lease, we can renew the lease for an additional 5 years at a renegotiated rental price provided we give the landlord 30 days notice before the end of the initial term.

We also lease a house at Littleton, North Carolina for $1,200 per month. The house is used to provide temporary housing for our new employees and a satellite office for our computer system continuation in the event our main office encounters problems with its computer system. The lease term is 18 months commencing March 1, 1999 and ending August 31, 2001.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT
-------------------------------------------------------------

The following table sets forth, as of June 30, 1999, certain information with respect to (i) those persons or groups known to us to be the beneficial owners of more than five percent of our common stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. The stockholders listed in the table have sole voting and investment power with respect to our common stock owned by each of them. As of June 30, 1999, there were 11,228,684 shares of Common Stock issued and outstanding.

                                                                        Percent of
                                        Number of Shares                Common Stock
Name of Beneficial Owner                Beneficially Owned              Outstanding
                                        ------------------              ------------
David L. Smith, Jr.                        5,885,000                        52.41%
Glenn Canady                                  15,000                            *%
Edwin Foster                                   -0-                           -0-

All executive officers and directors       5,900,000                        52.54%
as a group (3 persons)
       *Less than 1%.

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS
------------------------------------------

Our executive officers and directors and their ages as of June 30, 1999 are as follows:

Name                           Age             Position
                               -----           -----------

David L. Smith, Jr.            43              Chief Executive Officer, President and
                                               Director
Glenn L. Canady                35              Vice President - Operations and Director
Edwin E. Foster, Jr.           50              Secretary and Director

Each of our directors will hold office until the next annual meeting of our stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Each officer serves at the discretion of our Board of Directors.

David L. Smith, Jr. was born and raised in Durham, North Carolina. He attended East Carolina University from 1973 to 1976 where he majored in business with a minor in physical education. He received an athletic scholarship in wrestling to East Carolina University and left school prior to obtaining his college degree to train for the 1976 Summer Olympics. From 1992 through 1995, David was the sole owner of a company called DJ Distributors, a sole proprietorship based in Roanoke Rapids, North Carolina. This company was a direct sales organization involved in reselling vacuum cleaners. In 1995, DJ Distributors was no longer involved in direct sales. David used this company to start an Internet business developing web sites for companies. In October of 1997, David formed Top 10 Promotions, Inc., a Virginia corporation to continue the business of DJ Distributors. Effective May 28, 1998, we acquired all the shares of Top 10 Promotions, Inc. (which became our wholly owned subsidiary) and appointed David our President and one of our directors.

Glenn L. Canady began working for us as Vice President on March 1, 1999. In 1986, he received his Bachelor of Science Degree in Mechanical Engineering from Louisiana Tech University. In 1987, he received a Masters in Mechanical Engineering from Georgia Tech University. He started his professional career in 1988 as an Engineer with General Dynamics in Fort Worth, Texas. His responsibilities included system integration and design support for several secret military aircraft using sophisticated CAD/CAM systems. He was promoted to Senior Engineer in 1989 during his work on the computerized mock-up of the A-12 prototype bomber for the United States Navy. In 1992, Glenn formed and was the owner of a company called Ultragrafix Unlimited Inc. based in Arlington, Texas. Ultragrafix developed, manufactured and marketed a series of prints, software, and books using computer designed random dot stereograms. In 1996, Ultragrafix was acquired by a company, Global Tech 2000, based in Arlington, Texas. Global Tech 2000 marketed products and services on the Internet. In 1998, Global Tech 2000 started selling web site promotions for us and quickly became our number one reseller. Glenn resigned his position as President of Global Tech 2000 in February 1999.

Edwin E. Foster, Jr. began working for us as Secretary in July 1999. In 1970, he received a Bachelor of Science Degree in Biology from Syracuse University. In 1971, he attended the Simmons School of Funeral Service in Syracuse, New York. For the next 10 years, he worked in the funeral services industry. In 1980, he started working in a placement service firm in the Wall Street area of New York City. Thereafter, he formed a financial services company with 3 other shareholders under the name FMD&J, Inc. He worked for this company for approximately 10 years. In 1990, he took a position in a pharmaceutical research consulting firm called NJC Enterprises, Ltd. In 1993, such company moved to Research triangle Park in North Carolina. He was in charge of the entire company relocation including, but not limited to, office site selection, equipment purchasing, move and set up, staffing and computer network establishment. In 1995, he became the Vice President of Administration and Finance. Ed retired from such company in 1997 and continued his retirement until he started working for us recently.

ITEM 6.   EXECUTIVE COMPENSATION.
---------------------------------

SUMMARY COMPENSATION TABLE
                      Annual Compensation

Name and
Principal
Position                                           Other Annual       Long Term     All other
                         Year  Salary     Bonus    Compensation       Compensation  Compensation
                         ----- -------    -----    -------------      ------------- ------------
David L. Smith, Jr.(1)   1999  $120,000      None     None                None          None
Chief Executive Officer, 1998  $ 75,888.67   None     None                None          None
Director
Glenn Canady             1999  $ 53,076.98 (2)(3)     None                None          (2)
Vice President                 Plus $1,182
                               for overtime
                         1998   None         None     None                 None         None
Edwin Foster (4)         1999   $ 18,000     None     None                 None         None
Vice President           1998   None         None     None                 None         None
James Lee (5)            1999   None         None     None                 None         None
Chief Executive Officer  1998   None         None     None                 None         $58,500
Secretary and Treasurer

(1) David received 750,000 of our restricted shares due to the fact that we exceeded $200,000 in revenues for the first 3 month period of 1999. David had an agreement with us regarding this transaction. Such shares received by him would normally be valued at the trading price at the time he received the shares (approximately $8.00) in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." However, this standard considers the discounting of stock when such stock is restricted, the company's stock is thinly traded and the number of shares to be traded on the market (750,000) would greatly devalue the stock. Therefore, the method used was as follows: Initial price of $2.00; discounted 90% in lieu of the 2 year restriction. Based on this, the value is $150,000 (750,000 shares multiplied by $.20.).

(2)     Glenn's salary was based on $60,000 per year until June 3,
1999.  He commenced employment during fiscal year 1999.   Adjusted
to $80,000 per year as of June 4, 1999. Adjusted to $100,000 per year as of August 27, 1999. Glenn also receives sales commissions. He received $500 commission in 1999 for writing an article. In addition, if our gross revenues exceed $5,000,000 in any fiscal year, Glenn's salary increases to $120,000 per year.

(3) Glenn's employment agreement provides for the option of purchasing stock at $1.00 per share as follows: 5,000 of our shares for each year he is employed by us during the first 3 years of employment; 50,000 shares if our gross revenues exceed $2,000,000 during the term of Glenn's employment agreement; 50,000 shares if gross revenues exceed $5,000,000 during the term of Glenn's employment agreement. The maximum amount of shares that Glenn can receive under his employment agreement with us is 115,000 common shares. All shares are restricted for a 2 year period from when we issue the shares to Glenn.

(4)     Ed's salary was based on $52,000 per year for fiscal year
1999.  He commenced employment during fiscal year 1999.

(5) In 1998, our original officer received stock issuance with a cash value of $58,500 for services rendered.

Compensation of Directors

The Directors of the Company do not receive compensation for their services as directors but may be reimbursed for their reasonable expenses for attending Board meetings.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
-------------------------------------------------------

On May 28, 1998, we undertook a Stock Purchase Agreement and Share Exchange ("Stock Agreement") with Top 10 Promotions, Inc. ("Top 10"), a Virginia Corporation. The sole shareholder of Top 10 was David L. Smith, Jr., our Chief Executive Officer and Director.
In exchange for David tendering his Top 10 shares to us, he received 500,000 of our "restricted" shares valued at $19,500.
Top 10 merged into us and received funds from us of $50,000 at closing and $17,500 per month for an eleven month period commencing ninety (90) days after the closing date of May 28,
1998.    In addition, based on the Stock Agreement, we established
an office and qualified to do business, in North Carolina. David Smith operates such office and filed to do business as "Top-10 Promotions" in the North Carolina county in which we now operate. David Smith draws from a stockholders loan account. The account has been set up to monitor draws in coordination with the employment contract and incentive commitment as defined in footnote number 11. There is no interest charged on the account. We will clear the account by this fiscal year end to reconcile with the compensation agreement.

ITEM 8.  LEGAL PROCEEDINGS
--------------------------

     We are not presently a party to any litigation of any kind or nature whatsoever, nor to our knowledge and belief is any litigation threatened or contemplated.

ITEM 9.  MARKET PRICE AND DIVIDENDS ON THE REGISTRANT'S COMMON
         EQUITY AND RELATED STOCKHOLDER MATTERS.
--------------------------------------------------------------

Our Common Stock, par value $0.0001, has been traded on the OTC
Electronic Bulletin Board under the symbol "RAKE" since October,
1998.

The following table sets forth the high and low sale prices of our common stock as reported on the OTC Electronic Bulletin Board. These price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

December 31, 1998                   5.125                  5.125

March 31, 1999                       8.00                  7.125

June 30, 1999                      9.9375                   9.75

Number of Registered Holders

The number of registered holders of our common stock as of June
30, 1999 was 25, and we believe that there are a greater number of beneficial owners of our shares of common stock.

Dividends

To date, we have not declared or paid any cash dividends on our Common Stock. We currently anticipate that we will retain all available funds for use in the operation and expansion of our business, and we do not intend to pay cash dividends on our common stock in the foreseeable future. Further, there can be no assurance that the operations of our business will generate the revenue and cash flow needed to declare cash dividends in the foreseeable future.

ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES
--------------------------------------------------

During the period between February and April, 1998, we completed 2 Regulation D, Rule 504 Offerings in which we issued a total of 1,800,000 shares of our common stock for an aggregate offering price of $70,000. The first offering was for 800,000 shares at $0.025 per share. The second offering was for 1,000,000 shares at $0.05 per share.

A list of the investors in the first and second offering is listed below:

FIRST OFFERING
Investors               Date of Issuance     Common      Consideration
                                             Stock Sold
----------              ----------------    -----------  -------------
Kate E. Boyle             2/23/1998          20,000        $  500
Drew Seldin               2/23/1998          12,000        $  300
Amanda Eisenberg          2/23/1998          28,000        $  700
Scott J. Caruso           2/23/1998          40,000        $1,000
Todd M. Novitz            2/23/1998          24,000        $  600
Marc Paul Cervoni         2/23/1998          36,000        $  900
Haim Perlstein             2/8/1998          60,000        $1,500
Eran Rothschild           2/11/1998          44,000        $1,100
Joseph Cain               2/14/1998          20,000        $  500
Peter Levant              2/14/1998          60,000        $1,500
Sandi Rollo               2/14/1998          20,000        $  500
Barry Codell              2/14/1998          40,000        $1,000
Daniel E. McMullin        2/14/1998          40,000        $1,000
Alex Berger               2/14/1998          40,000        $1,000
Kristin Foster            2/14/1998          20,000        $  500
Eagle Research Group/ Inc.3/25/1998          96,000        $2,400
Nicole A. Levine          3/27/1998          36,000        $  900
Steven H. Katz             4/1/1998         100,000        $2,500
David Ziegelman            4/7/1998          64,000        $1,600
                                            --------       -------
                                            800,000       $20,000
                                            --------      --------
                                            --------      --------

SECOND OFFERING
---------------

Investors               Date of Issuance     Common      Consideration
                                             Stock Sold
----------              ----------------    -----------  -------------
Fanny Kim                 5/19/1998          47,000        $2,350
Eagle Research Group, Inc.5/19/1998          80,000        $4,000
Debbie Boxerman           5/19/1998          38,000        $1,900
Howard Eisenberg          5/19/1998          61,000        $3,050
Church & Crawford Ltd, Inc.5/18/1998        160,000        $8,000
Jeannie Joshi             5/15/1998          80,000        $4,000
Atsmaout Perlstein        5/18/1998          80,000        $4,000
Kathryn Wall              5/22/1998          36,000        $1,800
Eran Rothschild           5/18/1998          80,000        $4,000
Alan Bachman              5/21/1998         100,000        $5,000
Ivan Kahana               5/24/1998          70,000        $3,500
Angelo Pesce              5/27/1998          70,000        $3,500
Michelle Fountain         5/20/1998          98,000        $4,900
                                            --------       -------
                                          1,000,000       $50,000
                                         -----------      --------
                                         -----------      --------

Commencing October, 1998, we undertook another Regulation D, Rule 504 Offering in which we issued a total of 2,000,000 shares of our common stock at $.10 per share for an aggregate offering price of $200,000. This offering included options to the subscribers of the 2,000,000 shares to purchase an additional 250,000 shares of our common stock for $1.00 per share by October 15, 1999 and an additional 225,000 shares of our common stock for $2.00 per share by April 15, 2000. To date, 226,376 options at $1.00 per share have been exercised; and 3,197 options at $2.00 per share have been exercised. Therefore, to date we have raised $232,770 based on the exercise of the options.

A list of the investors in the above offering is listed below:

THIRD OFFERING
Investors                       Date of Issuance     Common      Consideration
                                                    Stock Sold
----------                      ----------------    -----------  -------------
Arthur Harrison & Associates       10/15/1998         350,000     $35,000
Arthur Harrison & Associates        6/16/1999          43,750     $43,750
Mango Financial & Con. Ltd.        10/15/1998         290,000     $29,000
Mango Financial Ltd.                6/16/1999          36,250     $36,250
Cazo Ltd.                         10/15/ 1998         240,000     $24,000
Cazo Ltd.                           6/16/1999          20,000     $20,000
Cazo Ltd.                            5/7/1999          10,000     $20,000
Sandusky Holdings Corporation       2/19/1999         375,000     $37,500
Sandusky Holdings Corporation       3/25/1999          46,875     $46,875
Sandusky Holdings Corporation       3/25/1999           3,197     $ 6,395
Honeywell Management Corp.          2/19/1999         175,000     $17,500
Offshore Projects Limited           2/19/1999         250,000     $25,000
Offshore Projects Ltd.               5/7/1999          10,000     $10,000
Offshore Projects Ltd.               6/2/1999          19,500     $19,500
Vamp                                2/19/1999         320,000     $32,000
Vamp Ltd.                           2/19/1999          15,000     $15,000
Vamp Ltd.                           6/16/1999          25,000     $25,000

We believe that our common stock issued in the above Regulation D, Rule 504 Offerings were issued in transactions not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended and Rule 504 of Regulation D.

In December 1997, we issued 25,000 shares of our common stock to Richard I. Anslow, our attorney, in exchange for legal services rendered. The value of such legal services was at par value consideration of our common stock, since additional compensation in the form of cash was paid to Mr. Anslow for services rendered. No underwriter was involved in this transaction. We believe the shares issued in this transaction did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

On May 28, 1998, we undertook a Stock Purchase Agreement and Share Exchange ("Stock Agreement") with Top 10 Promotions, Inc. ("Top 10"), a Virginia Corporation. The sole shareholder of Top 10 was David L. Smith, Jr., our Chief Executive Officer and Director.
In exchange for David tendering his Top 10 shares to us, he received 500,000 of our "restricted" shares. Top 10 merged into us. In addition, based on the Stock Agreement, we established an office, and qualified to do business, in North Carolina. David Smith operates such office and filed to do business as "Top 10 Promotions" in the North Carolina County in which we now operate. Such operations received $50,000 at closing and $17,500 per month for an 11 month period commencing 30 days after closing (an aggregate of $242,500)." The value of this transaction was set at $242,500 for all the outstanding shares of Top 10. On May 11, 1999, David L. Smith, Jr. purchased 2,650,000 of our "restricted" shares from James Lee for par value.

On March 30, 1999, we completed an Asset Purchase Agreement and Share Exchange ("Asset Agreement") with Offshore Software Development Ltd. ("Offshore"), a Cayman Islands Corporation. Pursuant to the Asset Agreement, we purchased all of the assets of Offshore, specifically four personal computers and two subject software products with computer codes, in exchange for the issuance of 9/10ths of one of our common shares for each share of Offshore held by an Offshore shareholder at the time of the Closing. This resulted in the issuance of 999,111 of our shares. The value of this transaction is $630,000. The estimated derived benefit of these assets during the first year after the acquisition is $761,168. There were 4 computers valued at $4,000 each and 2 software program codes valued at an aggregate of $614,000.

We believe the shares issued in the Stock Agreement and Asset
Agreement did not involve a public offering and were made in reliance upon an exemption from registration provided by Section
4(2) of the Securities Act of 1933, as amended.

In May, 1999 we issued Eagle Research Group, Inc. 250,000 of our shares for consulting services rendered by Eagle Research for us.
 The value of such consulting services is set at $25,000 based on the fair value at services provided. The shares are restricted in accordance with Rule 144 of the 1933 Securities Act, as amended. For this share issuance, we relied upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

ITEM 11.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
------------------------------------------------------------------

Our authorized capital stock is 50,000,000 shares of Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred Stock, par value $.0001 per share. As of June 30, 1999, we had issued 11,228,684 of our shares of Common Stock and none of our Preferred Stock.

The following brief description of our common stock does not purport to be complete and is subject in all respects to Florida law and to the provisions of our Articles of Incorporation, as amended (the "Articles") and our Bylaws, copies of which have been filed as exhibits to this registration statement.

Each share of our common stock entitles the holder to one (1) vote on all matters submitted to a vote of the stockholders. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders except in cases in which more than a simple majority is required by law. Holders of our common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefore. Holders of shares of our common stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds, legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors, the holders of our common stock are entitled to share ratably in the assets of the Company, if any, legally available of distribution to our common stockholders. Our Bylaws require that only a majority of the issued and outstanding shares of our common stock need be represented to constitute a quorum and to transact business at a stockholders' meeting.

Our common stock has no preemptive rights or no subscription, redemption or conversion privileges. All of the outstanding shares of our common stock are fully paid and non assessable.
Our Board of Directors has total discretion as to the issuance and the determination of the rights and privileges of any shares of our common stock which may be issued in the future, which rights and privileges may be detrimental to the rights and privileges of the holders of our existing shares of our common stock now issued and outstanding.

The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc., Salt Lake City, Utah.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
---------------------------------------------------

Under Florida law, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director, and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which an unlawful distribution is made; (4) in a proceeding by or in the right of the corporation or in a proceeding in which the corporation procures a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify under Florida law.

Our Bylaws limit, to the maximum extent permitted by Florida law, the personal liability of our directors and officers for monetary damages for breach of their fiduciary duties as directors and officers. Our Bylaws provide further we shall indemnify to the fullest extent permitted by Florida law any person made a party to any action or proceeding by reason of the fact that such person was our director, officer, employee or agent. Our Bylaws also provide that our directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being our officer or director to the maximum extent permitted by Florida law.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
------------------------------------------------------

For the information required by this Item, refer to the Index to Financial Statements appearing on page F-1 of the registration statement.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
          ACCOUNTING AND FINANCIAL DISCLOSURE.
-----------------------------------------------------------

None.

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS.
---------------------------------------------

FINANCIAL STATEMENTS

For the information required by this Item, refer to the Index to Financial Statements appearing on page F-1 of the registration statement.

        INDEPENDENT AUDITOR'S REPORT ON FINANCIAL STATEMENTS

To the Board of Directors and Stockholders
Roanoke Technology Corporation
Roanoke Rapids, North Carolina

We have audited the accompanying balance sheet of Roanoke Technology Corporation, as of October 31, 1998, and the related statements of income, retained earnings and cash flows from December 11, 1997 (inception) through October 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roanoke Technology Corporation, as October 31, 1998, and the results of its operations and its cash flows from December 11, 1997 (inception) through October 31, 1998 in conformity with generally accepted accounting principles.

                Varma and Associate
                Certified Public Accountants
                Longwood, FL
                March 3, 1999

               ROANOKE TECHNOLOGY CORPORATION
            Financial Statements Table of Contents
    From December 11, 1997 (inception) through October 31, 1998

FINANCIAL STATEMENTS                             Page #

     Independent Auditor's Report                1

     Balance Sheet                               2 - 3
     Statement of Income                         4
     Statement of Capital Surplus                5
     Cash Flow Statement                         6

     Notes to the Financial Statements           7-12

                      ROANOKE TECHNOLOGY CORPORATION
                            BALANCE SHEET
                         As of October 31, 1998

                                  ASSETS

CURRENT ASSETS
  Cash                                    $    13,795
  Employee advances                             1,000
  Deferred tax asset                           20,820
                                           -----------
     Total Current Assets                      35,615                 $    35,615

PROPERTY AND EQUIPMENT

   Equipment and leasehold improvements        37,765
   Less: accumulated depreciation               2,954
                                           -----------

      Total Property and Equipment             34,811                     34,811

OTHER ASSETS

   Intangible assets                           29,019
   Less: Accumulated amortization               6,860
                                           ------------

      Total Other Assets                       22,159                     22,159
           TOTAL ASSETS                                              $    92,585
                                                                     ------------
                                                                     ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

   Accounts payable and accrued expenses  $    1,934
   Current maturity of long-term debt          1,170
   Credit cards payable                        5,450
                                          -----------
      Total current liabilities                8,554                  $    8,554

LONG TERM LIABILITIES

   Long term debt                             67,815
   Less: current portion                       1,170
                                          -----------
     Total long term liabilities              66,645                      66,645
                                                                      ------------
       TOTAL LIABILITIES                                                  75,199

STOCKHOLDERS' EQUITY
--------------------

STOCKHOLDERS' EQUITY

   Common stock - $.0001 par value;
    50,000,000 shares authorized;
     3,825,000 issued and outstanding           383
   Additional paid-in capital               148,593
   Retained earnings                       (131,590)
                                         -----------

      Total stockholders' equity             17,386                      17,386
                                                                        --------


       TOTAL LIABILITIES AND EQUITY                                 $    92,585
                                                                    ------------
                                                                    ------------
PLEASE READ AUDITOR'S REPORT

                       ROANOKE TECHNOLOGY CORPORATION
                             STATEMENT OF INCOME
                      From December 11, 1997 (inception)
                          Through October 31, 1998

REVENUE
  Sales                                       $   109,809
  Cost of sales                                    56,083
                                              ------------
GROSS PROFIT                                       53,726               $ 53,726

GENERAL AND ADMINISTRATIVE EXPENSES
   Advertising                                      1,322
   Bank charges                                       971
   Depreciation and amortization                    9,814
   Dues and subscriptions                           1,275
   Legal and accounting                            25,889
   Meals and entertainment                          1,278
   Office expense                                   7,526
   Postage                                          1,024
   Rent                                             9,350
   Salaries - officers                            134,389

   Telephone                                        8,330
   Travel                                             161
   Utilities                                        4,110
                                                  --------
      Total general and administrative expenses   205,439                 205,439
                                                                          --------
INCOME (LOSS) FROM OPERATION                                             (151,713)

OTHER INCOME AND (EXPENSE)

   Interest expense                                 (697)
                                                  --------
      Total other income and expense                (697)                   (697)
                                                                           --------

INCOME (LOSS) BEFORE TAX BENEFIT                                        (152,610)

   Tax benefit                                                            20,820
                                                                        -----------
NET INCOME (LOSS)                                                      $(131,590)
                                                                       ------------
                                                                       ------------

NET EARNINGS PER SHARE
   Basic and Diluted
      Net earnings per share                                                (.04)

Basic and Diluted Weighted Average
   Number of Common Shares Outstanding                                 3,159,400


                           PLEASE READ AUDITOR'S REPORT

                           ROANOKE TECHNOLOGY CORPORATION
                            STATEMENT OF CAPITAL SURPLUS
                              As of October 31, 1998

                                                       ADDITIONAL
                                    COMMON STOCK       PAID
                                 SHARES     AMOUNT     CAPITAL       DEFICIT      TOTAL
                          ----------------------------------------------------------------
Issuance of common stock       3,825,00     $  383     $148,593      $  -     $   148,976
Net loss for the year                                                (131,590)   (131,590)
                          ----------------------------------------------------------------
Balance at October 31, 1998    3,825,00     $  383     $148,593     $(131,590) $   17,386
                          ----------------------------------------------------------------
                          ----------------------------------------------------------------
                            PLEASE READ AUDITOR'S REPORT

                       ROANOKE TECHNOLOGY CORPORATION
                          STATEMENT OF CASH FLOWS
                     From December 11, 1997 (inception)
                          Through October 31, 1998

CASH FLOWS FROM OPERATING ACTIVITIES

   Net income (loss)                                                    $(131,590)

   Adjustments to reconcile net income to net cash provided by (used in) operating activities:

   Depreciation and amortization               $  9,814
  (Increase) decrease in deferred tax asset     (20,820)
  (Increase) decrease in employee advance        (1,000)
   Increase (decrease) in accrued expenses        1,934
   Increase (decrease) in payables for expense    5,450

      Total adjustments to net income            (9,836)                   (9836)
                                                                         -----------

   Net cash provided by (used in) operating activities                  (136,212)

CASH FLOWS FROM INVESTING ACTIVITIES

   Capital expenditures on purchase of
    company  and improvements                   (66,784)

   Net cash flows provided by (used in) invest  (66,784)                (66,784)
CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from issuance of common stock       148,976
   Increase in long term debt created
    from expenses                                67,815

   Net cash provided by (used in) financing ac  216,791                 216,791
                                                                       ---------
CASH RECONCILIATION

   Net increase (decrease) in cash                                       13,795
   Cash at beginning of year                                               -
                                                                       ---------
CASH BALANCE AT END OF YEAR                                         $    13,795
                                                                    ------------
                                                                    ------------
                              PLEASE READ AUDITOR'S REPORT

                   ROANOKE TECHNOLOGY CORPORATION
                 NOTES TO THE FINANCIAL STATEMENTS
                         (See Audit Report)

1. Summary of significant accounting policies:
----------------------------------------------

        Industry - Roanoke Technology Corporation (The Company)
        --------
was incorporated December 11, 1997 as Suffield Technologies Corp.,
its original name, under the laws of the State of Florida.   The
Company is headquartered in Roanoke Rapids, North Carolina and does business as Top-10 Promotions, Inc. The Company is engaged in the design, development, production, and marketing of technology to provide enhanced internet marketing capabilities.

        Revenue Recognition and Service Warranty - Revenues
        ----------------------------------------
resulting from technology consulting services is recognized as such services are performed and paid. Services are paid for in advance of the service being performed. The services performed are completed by a software program leaving the time when a service is paid for and the time the service is performed immaterial. The Company has no extended maintenance contracts and warrants its consulting services to meet the consulting service contract guarantee. No provision for estimated future costs relating warranties have been made, as these costs have been historically immaterial.

        Cash and Cash Equivalents - The Company considers cash on
        -------------------------
hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

        Short-Term Investments - Short-term investments ordinarily
        ----------------------
consist of short-term debt securities acquired with cash not immediately needed in operations. Such amounts have maturities of less than one year.

        Basis of Accounting - The Company's financial statements
        -------------------
are prepared in accordance with generally accepted accounting principles. Specific to computer software costs, The Company capitalizes and amortizes these costs as guided by Financial Accounting Standard 86. All costs associated with software development are expensed as Research and Development costs until such time as technological feasibility has been established, after which material software development costs are capitalized and amortized over the estimated time of benefit.

        Property and Equipment - Property and equipment are
        ----------------------
recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

Machinery and equipment          2 to 10 years
Furniture and fixtures           5 to 10 years



                   ROANOKE TECHNOLOGY CORPORATION
                 NOTES TO THE FINANCIAL STATEMENTS
                       (See Audit Report)

1. Summary of significant accounting policies - continued:
-----------------------------------------------------------

        Leasehold improvements are amortized on the straight-line basis over the lessor of the life of the asset or the term of the lease. Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

        Intangibles - Goodwill represents the excess of purchase
        -----------
price over the fair value of business acquired and is amortized on a straight-line basis over 3 years.
        Other acquired intangibles principally include core technology in the form of software programs and are amortized over their estimated lives of primarily 3 to 5 years, existing Organization costs are being amortized by the straight-line method over 5 years. Goodwill is being amortized by the straight-line method.

        Software development costs incurred in the development of products after technological feasibility is attained are capitalized and amortized using the straight-line method over the estimated economic lives of the related products, not to exceed 3 years. The Company considers technological feasibility to be established when The Company has completed all planning, designing, coding and testing activities as are necessary to establish design specifications including function, features and technological performance requirements. Capitalization of product design costs ceases and amortization of such costs begins when a product or technology is available for general release to customers for use by The Company.

        Research and Development - Research and development costs
        ------------------------
incurred in the discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new products, prior to the attainment of the related products' technological feasibility, are recorded as expenses in the period incurred.

        Income Taxes - The Company utilizes the asset and
        ------------
liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                    ROANOKE TECHNOLOGY CORPORATION
                NOTES TO THE FINANCIAL STATEMENTS
                         (See Audit Report)

1. Summary of significant accounting policies - continued:
----------------------------------------------------------

        Fair Value of Financial Instruments   The Company's
        -----------------------------------
financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders. The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to The Company for issuance of debt with similar terms and remaining maturities. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities.

        Concentrations of Credit Risk - Financial instruments
        -----------------------------
which potentially expose The Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company's policy is to place its operating demand deposit accounts with high credit quality financial institutions.

        No customer represented 10 % or more of The Company's total sales as of the current reporting period.

        Stock-Based Compensation - In accordance with the
        ------------------------
recommendations in SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"), The Company's management accounts for stock-based compensation to match the compensation expense with the time in which it was earned. In accordance with the tax accounting, restricted stock compensation will not be deductible until the sale of those shares.

        Recently Adopted Accounting Standards - In June 1997, the
        -------------------------------------
FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for that financial statement but requires that an entity display an amount representing total comprehensive income for the period in that statement.

        SFAS No. 130 requires that an entity classify items of other comprehensive income by their nature in a financial statement. For example, other comprehensive income may include foreign currency and unrealized gains and losses on certain investments in debt and equity securities. In addition, the accumulated balance of other comprehensive income must be displayed separately from retained earnings and additional paid in capital in the equity section of a statement of financial position. The Company adopted this accounting standard at inception as required.

                 ROANOKE TECHNOLOGY CORPORATION
               NOTES TO THE FINANCIAL STATEMENTS
                      (See Audit Report)

1. Summary of significant accounting policies - continued:
-----------------------------------------------------------

        In October 1997 the American Institute of Certified Public Accountants issued Statement of position 97-2, "Software Revenue Recognition" (SOP 97-2). SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company adopted SOP 97-2 at inception as required. Adoption of this SOP 97-2 did not have a material effect on the financial statements.

        In February 1997, the FASB issued SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits" ("SFAS No. 132"), effective for fiscal years beginning after December 15, 1997. SFAS 132 revises employer disclosures about pension and other postretirment benefit plans. It does not change the measurement or recognition of those plans. This statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures. Adoption of SFAS 132 did not have a material impact on the financial statements.

        In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. SFAS 133 requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company's management believes that adoption of SFAS 133 will not have a material impact on the financial statements.

2. Related Party Transactions and Going Concern:
------------------------------------------------

        The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

        The Company has suffered losses from operations and may require additional capital to continue as a going concern as the company develops its new markets. Management believes the company will continue as a going concern and is actively marketing its products and services which would enable the company to meet its obligations and provide additional funds for continued new product development. In addition, management is currently negotiating several additional contracts for its services and products. Management is also embarking on other strategic initiatives to expand its business opportunities. However, there can be no assurance these activities will be successful.

                ROANOKE TECHNOLOGY CORPORATION
               NOTES TO THE FINANCIAL STATEMENTS
                      (See Audit Report)

3. Accounts Receivable and Customer Deposits:
---------------------------------------------

        Accounts receivable historically has been immaterial, as The Company's policy is to have the software that it sells paid for in advance. As of the balance sheet date there were no deposits paid in advance.

4. Use of Estimates:
--------------------

        Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses.

5. Revenue and Cost Recognition:
--------------------------------

        The Company uses the accrual basis of accounting for financial statement reporting. Revenues are recognized when products are shipped and expenses realized when obligations are incurred.

6. Accounts Payable and accrued expenses:
-----------------------------------------

        Accounts payable and accrued expenses consist of trade payables and accrued payroll and payroll taxes created from normal operations of the business.

7. Long - Term Debt:
--------------------

        Long - term debt consists of a note payable to a finance company, which bears interest at 16.53%. The note is collateralized by equipment and requires that monthly payments of $197 be made through the maturity date of June, 2003. Principal payments of $1,170 are due during the year ending October 31, 1999, $1,379 in 2000, $1,625 in 2001, $1,915 in 2002, and $1,658
in 2003.

8. Operating Lease Agreements:
------------------------------

        The Company rents office space under a month-to-month operating lease agreement and a twelve-month operating lease arrangement in the amounts of $900 and $450, respectively. All long - term leases include an upgrade clause of which management intends to upgrade technology when available. For this reason, The Company considers all of these types of lease arrangements as operating. The lease terms range from month to month to leases with a term of sixty months. Currently the lease costs are at $46,900 per year and shown as part of cost of sales.

                 ROANOKE TECHNOLOGY CORPORATION
                NOTES TO THE FINANCIAL STATEMENTS
                       (See Audit Report)


9. Stockholders' Equity:
------------------------

Preferred Stock

        The Company has been authorized 10,000,000 shares of preferred stock at $.0001 par value. As of October 31, 1998, none of these shares had been issued and the limitations, rights, and preferences were yet to be determined by the Board of Directors.

Common Stock

        During the period ending October 31, 1998, the Board of Directors issued 1,525,000 shares of restricted common stock to The Company's officer's, and legal counsel in exchange for services, and issued 500,000 shares of restricted common stock in acquisition of Top-10 Promotions, Inc.

        In addition to the restricted shares issued, the company sold common stock through two separate private offerings during the period. In the initial offering 800,000 shares were sold each at a price of $0.025. In the second offering 1,000,000 shares were sold each at a price of $0.05.

Summary of shares issued

                                                             Additional
                                             Par             Paid-in
Purpose                Shares                Value           Capital         Total
----------             ----------            --------        -----------    ----------
Services                1,525,000             $153            $59,323        $59,476
Acquisition               500,000               50             19,450         19,500
First offering            800,000               80             19,920         20,000
Second offering         1,000,000              100             49,900         50,000
                       -----------                            -----------    ----------
Total                   3,825,000              383            148,593        148,976

10. Acquisitions:
-----------------

        Effective May 29, 1998, The Company acquired all the outstanding common stock of Top-10 Promotions, Inc., consisting of 100 shares, effective. These shares were redeemed and cancelled. The shares of Top-10 Promotions, Inc. were acquired in exchange for 500,000 "restricted" shares of The Company's common stock issued to David Smith, the sole shareholder of Top-10 Promotions, Inc. This transaction has been accounted for using the purchase method of accounting. The operations of Top-10 Promotions, Inc., as of the prior fiscal year, have been included as The Company's.

                 ROANOKE TECHNOLOGY CORPORATION
                NOTES TO THE FINANCIAL STATEMENTS
                       (See Audit Report)

10. Acquisitions   continued:
--------------------------------

        Simultaneous with the acquisition, The Company purchased all of the remaining authorized shares of Top-10 Promotions, Inc. for $50,000 payable at closing and $17,500 per month payable over an eleven month period. The value of the 500,000 shares of The Company exchanged for 100 shares of TOP-10 Promotions, Inc. is $19,500. The fair value of the assets and liabilities assumed was $(114) and therefore goodwill was recorded at $19,614 and attributed to the method of business and internally developed software. Also, the former owner of Top-10 Promotions, Inc. was given the right to borrow up to 25% of retained earnings of Roanoke Technologies Corporation in fiscal year 1998 or the first two quarters of fiscal 1999. Such borrowings shall be secured by his restricted stock received in the acquisition at a 75% discount value to market. Repayment shall be for a two-year period at a 5% annual interest rate. The Company also entered into an employment contract with the former owner of Top-10 Promotions.

11. Employment Contract and Incentive Commitments:
--------------------------------------------------

         The Company has entered into a two year employment contract with the former owner of Top-10 Promotions. The contract provides for: salary not to exceed $10,000 per month (with not more than a 3% salary increase provided The Company is profitable by at least twice the amount of the salary increase); quarterly bonus of 30% of the net income before income tax of The Company; standard non-competition clause; an option to renew the employment agreement for an additional two year term (provided he is not in default under the employment agreement); and the following management incentives: for fiscal year ending September 30, 1999 (a) 100,000 "restricted" shares if the surviving corporation has $2 million in gross revenues; (b) 100,000 "restricted" shares if The Company has $400,000 in after tax earnings.

12. Payroll Taxes Payable and Deferred Tax Assets and Liabilities:
------------------------------------------------------------------

        The Company accrues payroll and income taxes. The Company, currently a C-Corporation, accounts for income taxes in accordance with Statements on Financial Accounting Standards 109. Management is reasonably assured of The Company's ability to use its tax benefits in the future. As of December 31, 1998, The Company had a deferred tax asset in the amount of $21,960 that is derived from a net operating tax loss carryforward that will expire during the fiscal year ended October 31, 2018. The Company has a deferred tax liability in the amount of $1,140 derived from taking an accelerated depreciation amount of certain assets in accordance with the Internal Revenue Tax Code in excess of that taken for financial statement purposes. The Company's current tax assets and liabilities are considered current by The Company's management.
                   ROANOKE TECHNOLOGY CORPORATION
                  NOTES TO THE FINANCIAL STATEMENTS
                        (See Audit Report)

13. Required Cash Flow Disclosure for Interest and Taxes Paid:
--------------------------------------------------------------

        The company did pay interest in the amount of $697.00 during the six months ending December 31, 1998. The Company at December 31, 1998 has no income tax payments due and did not pay any tax income amounts during the period ending December 31, 1998.

14. Subsequent events:
----------------------

        At November 1, 1998 The Company's management approved the issuance of 750,000 shares of restricted common shares of The Company to the former owner of Top-10 Promotions for attaining gross revenues in excess $200,000.00 or more in sales for the first three month period of 1999. The shares have been issued and management values the compensation at $150,000 in accordance with FAS No. 123. The Company's management has elected the treatment of stock compensation under FAS No. 123 rather than disclosing pro-forma results of this transaction and accounting for the transaction under APB-25 as required by public companies.

        On October 15, 1998, the majority shareholders of The Company undertook a Regulation - D, Rule 504, offering whereby it sold 2,000,000 shares of common stock, $.0001 par value per share or an aggregate of $200,000. In addition, each investor in the offering received an option to purchase, for a twelve month period commencing on the date of this offering, an additional one share of The Company at $1.00 per share for each eight (8) shares purchased in the original offering (or $250,000). In addition, each investor received an option to purchase for an eighteen month period commencing on the date of this offering an additional one (1) share of The Company for each 8.88 shares previously purchased at $2.00 per share or an aggregate of 225,000 shares (or $450,000).

        The Company also approved of the investment by Arthur Harrison & Associates in the offering provided that such investment in The Company was in lieu of monies owed to Arthur Harrison & Associates by The Company for two (2) promissory notes dated September 22, 1998 and October 10, 1998. Further more, Arthur Harrison & Associates agreed to waive its rights to any interest on promissory notes.

15. Earnings Per Share:
-----------------------

        Basic earnings per share ("EPS") is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings.

               ROANOKE TECHNOLOGY CORPORATION
            Financial Statements Table of Contents
          For The Six Months Ended, April 30, 1999

FINANCIAL STATEMENTS                               Page #

   Independent Auditor's Report                    1

   Balance Sheet                                   2 - 3
   Statement of Operations                         4
   Statement of Capital Surplus                    5
   Cash Flow Statement                             6

   Notes to the Financial Statements               7-17

        INDEPENDENT AUDITOR'S REPORT ON FINANCIAL STATEMENTS

To the Board of Directors and Stockholders
Roanoke Technology Corporation
Roanoke Rapids, North Carolina

We have audited the accompanying balance sheet of Roanoke Technology Corporation, as of April 30, 1999, and the related statements of income, retained earnings and cash flows for the six months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roanoke Technology Corporation, as of April 30, 1999 and the results of its operations and its cash flows for the six months then ended in conformity with generally accepted accounting principles.

                /s/Varma and Associates
                ---------------------------------
                Varma and Associates
                Certified Public Accountants
                Longwood, Florida
                May 19, 1999

               ROANOKE TECHNOLOGY CORPORATION
                       BALANCE SHEET
                    As of April 30, 1999

                           ASSETS

CURRENT ASSETS

   Cash                                                    $  119,811
   Employee advances                                              800
   Deferred tax asset                                          48,791
                                                           -----------
      Total Current Assets                                    169,402          $  169,402

PROPERTY AND EQUIPMENT

   Equipment and leasehold improvements                       105,966
   Less: accumulated depreciation                               8,639
                                                            -----------
      Total Property and Equipment                             97,327              97,327
OTHER ASSETS

   Organization costs                                           1,000
   Goodwill                                                    19,614
   Capitalized software costs                                 622,000
   Less: accumulated amortization                              19,494
                                                             -----------
   Net tangibles                                              623,120
   Deposits                                                     1,500
   Stockholder loan                                            62,324
                                                             ------------
     Total Other Assets                                       686,944            686,944
                                                                                ---------
        TOTAL ASSETS                                                          $  953,673
                                                                              -----------
                                                                              -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

   Accounts payable and accrued expenses                  $    25,091
   Current maturity of long-term debt                           8,571
   Credit cards payable                                         3,284
                                                           ------------
     Total current liabilities                                 36,946            36,946
LONG TERM LIABILITIES

   Long term debt                                              15,721
   Less: current portion                                        8,571
                                                           ------------
        Total long term liabilities                             7,150            7,150
                                                                              ---------
          TOTAL LIABILITIES                                                     44,096

STOCKHOLDERS' EQUITY
--------------------

STOCKHOLDERS' EQUITY

   Common stock - $.0001 par value; 50,000,000 shares
    authorized; 9,000,000 issued and outstanding                 900
   Additional paid-in capital                              1,221,228
   Retained earnings                                        (312,551)
                                                          ------------
       Total stockholders' equity                            909,577          909,577
                                                                             ---------
          TOTAL LIABILITIES AND EQUITY                                     $  953,673
                                                                           -----------
                                                                           -----------
PLEASE READ AUDITOR'S REPORT AND ACCOMPANYING FOOTNOTES

                   ROANOKE TECHNOLOGY CORPORATION
                    STATEMENT OF OPERATIONS
              For the Six Months Ended April 30, 1999

REVENUE
   Sales                                                 $   452,450
   Cost of sales                                             292,221
                                                         -------------
GROSS PROFIT                                                 160,229        $  160,229

GENERAL AND ADMINISTRATIVE EXPENSES

   Advertising                                                4,078
   Bank charges                                                 196
   Depreciation and amortization expense                     26,478
   Dues and subscriptions                                     1,357
   Insurance                                                  5,038
   Legal and accounting                                      38,492
   Meals and entertainment                                    4,036
   Office salaries and expense                               34,361
   Rent                                                      13,750
   Salaries - officers                                      230,967
   Repairs and maintenance                                    1,436
   Travel                                                     7,363
                                                          -----------
      Total general and administrative expenses             367,552             367,552
                                                                               ----------
INCOME (LOSS) FROM OPERATION                                                   (207,323)

OTHER INCOME AND (EXPENSE)

   Interest expense                                                              (1,609)
                                                                               ----------
INCOME (LOSS) BEFORE TAX BENEFIT                                               (208,932)

   Tax benefit                                                                   27,971
                                                                               ----------
NET INCOME (LOSS)                                                             $(180,961)
                                                                              -----------
                                                                              -----------
NET EARNINGS PER SHARE
   Basic and Diluted
     Net earnings per share                                                      $(0.02)

Basic and Diluted Weighted Average
  Number of Common Shares Outstanding                                         8,103,721


             PLEASE READ AUDITOR'S REPORT AND ACCOMPANYING FOOTNOTES

                       ROANOKE TECHNOLOGY CORPORATION
                       STATEMENT OF CAPITAL SURPLUS
                           As of April 30, 1999

                                                       ADDITIONAL
                                    COMMON STOCK       PAID
                                 SHARES     AMOUNT     CAPITAL       DEFICIT      TOTAL
                          ----------------------------------------------------------------
Issuance for services          1,525,000     $  153    $  59,323   $        0     59,476
Acquisition                      500,000         50       19,450                  19,500
First offering                   800,000         80       19,920                  20,000
Second offering                1,000,000        100       49,900                  50,000
Net loss for the year                                                (131,590)  (131,590)
                          ----------------------------------------------------------------
Balance at October 31, 1998    3,825,000     $  383     $148,593    $(131,590) $  17,386
Officer Compensation             750,000         75      149,925                 150,000
Asset acquisition                999,111         99      629,901                 630,000
Issuance of common stock       3,425,889        343      292,809                 293,152
Net loss for the year                                                (180,961)  (180,961)
                           ---------------------------------------------------------------
Balance at April 30, 1999     $9,000,000       $900   $1,221,228   $ (312,551) $ 909,577
                           ---------------------------------------------------------------
                           ---------------------------------------------------------------
        PLEASE READ AUDITOR'S REPORT AND ACCOMPANYING FOOTNOTES

                   ROANOKE TECHNOLOGY CORPORATION
                     STATEMENT OF CASH FLOWS
                For the Six Months Ending April 30, 1999

CASH FLOWS FROM OPERATING ACTIVITIES

   Net income (loss)                                                          $(180,961)

   Adjustments to reconcile net income to net cash provided by (used in) operating activities:

   Depreciation and amortization                          $    26,478
   Stock based compensation                                   150,000
  (Increase) decrease in deferred tax asset                   (27,971)
  (Increase) decrease in employee advance                         200
   Increase (decrease) in deposits                             (1,500)
   Increase (decrease) in payables for expense                 20,991
                                                          ------------
      Total adjustments to net income                         168,198          168,198
                                                                              ---------
   Net cash provided by (used in) operating activities                         (12,763)

CASH FLOWS FROM INVESTING ACTIVITIES

   Capital expenditures on equipment                          (60,201)
   Loan to Stockholder                                        (62,324)

   Net cash flows provided by (used in) invest               (122,525)        (122,525)

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from issuance of common stock                     232,500
   Increase in long term debt created                           8,804
                                                            ----------
   Net cash provided by (used in) financing ac                241,304          241,304
                                                                               ---------
CASH RECONCILIATION

   Net increase (decrease) in cash                                             106,016
   Cash at beginning of year                                                    13,795
                                                                               ---------
CASH BALANCE AT END OF YEAR                                                  $ 119,811
                                                                             -----------
                                                                             -----------
                 PLEASE READ AUDITOR'S REPORT AND ACCOMPANYING FOOTNOTES

                   ROANOKE TECHNOLOGY CORPORATION
                   NOTES TO THE FINANCIAL STATEMENTS
                        (See Audit Report)

1. Summary of significant accounting policies:
----------------------------------------------

Industry   Roanoke Technology Corporation (The Company) was
--------
incorporated December 11, 1997 as Suffield Technologies Corp., its
original name, under the laws of the State of Florida.   The
Company is headquartered in Roanoke Rapids, North Carolina and does business as Top-10 Promotions, Inc. The Company is engaged in the design, development, production, and marketing of technology to provide enhanced internet marketing capabilities.

Revenue Recognition and Service Warranty   Revenues resulting from
-----------------------------------------
technology consulting services is recognized as such services are performed and paid. Services are paid for in advance of the service being performed. The services performed are completed by a software program leaving the time when a service is paid for and the time the service is performed immaterial. The Company has no extended maintenance contracts and warrants its consulting services to meet the consulting service contract guarantee. No provision for estimated future costs relating warranties have been made as these costs have been historically immaterial.

Cash and Cash Equivalents   The Company considers cash on hand and
-------------------------
amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Short-Term Investments   Short-term investments ordinarily consist
----------------------
of short-term debt securities acquired with cash not immediately needed in operations. Such amounts have maturities of less than one year.

Basis of Accounting- The Company's financial statements are
--------------------
prepared in accordance with generally accepted accounting principles. Specific to computer software costs, The Company capitalizes and amortizes these costs as guided by Financial Accounting Standard 86. All costs associated with software development are expensed as Research and Development costs until such time as technological feasibility has been established, after which material software development costs are capitalized and amortized over the estimated time of benefit.

Property and Equipment   Property and equipment are recorded at
-----------------------
cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

      Machinery and equipment            2 to 10 years
      Furniture and fixtures             5 to 10 years

                ROANOKE TECHNOLOGY CORPORATION
              NOTES TO THE FINANCIAL STATEMENTS
                    (See Audit Report)

1. Summary of significant accounting policies   continued:
-----------------------------------------------------------
Leasehold improvements are amortized on the straight-line basis over the lessor of the life of the asset or the term of the lease. Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

Intangibles   Goodwill represents the excess of purchase price
------------
over the fair value of business acquired and is amortized on a straight-line basis over 5 years.
Other acquired intangibles principally include core technology in the form of software programs and are amortized over their estimated lives of primarily 3 to 5 years., existing Organization costs are being amortized by the straight-line method over 5 years. Goodwill is being amortized by the straight-line method. Software development costs incurred in the development of products after technological feasibility is attained are capitalized and amortized using the straight-line method over the estimated economic lives of the related products, not to exceed 3 years.

The Company considers technological feasibility to be established when the Company has completed all planning, designing, coding and testing activities as are necessary to establish design specifications including function, features and technological performance requirements. Capitalization of product design costs ceases and amortization of such costs begins when a product or technology is available for general release to customers for use by The Company.

Research and Development   Research and development costs incurred
-------------------------
in the discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new products, prior to the attainment of the related products' technological feasibility, are recorded as expenses in the period incurred.

Income Taxes   The Company utilizes the asset and liability method
-------------
to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                   ROANOKE TECHNOLOGY CORPORATION
                  NOTES TO THE FINANCIAL STATEMENTS
                       (See Audit Report)

1. Summary of significant accounting policies   continued:
---------------------------------------------------------

Fair Value of Financial Instruments   The Company's financial
-----------------------------------
instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders. The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to The Company for issuance of debt with similar terms and remaining maturities. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities.

Earnings Per Share   Basic earnings per share ("EPS") is computed
------------------
by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board
(FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings.

Concentrations of Credit Risk   Financial instruments which
-----------------------------
potentially expose The Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company's policy is to place its operating demand deposit accounts with high credit quality financial institutions.
No customer represented 10 % or more of The Company's total sales as of the current reporting period.

Stock-Based Compensation   In accordance with the recommendations
------------------------
in SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"), The Company's management has considered adopting this optional standard for disclosure purposes, along with Accounting Principles Board opinion no. 25. The Company may consider using full implementation of SFAS No. 123 at a future date. The Company accounted for the stock bonus of 750,000 shares of restricted stock given to the President of the company as compensation. The bonus was accounted for in the current period in order to match the compensation expense with the time in which it was earned. In accordance with the tax accounting, the compensation will not be deductible until the President sells those shares. The shares are restricted from sale for a period of two years from the date of issuance and are accounted for at their fair value of $150,000.

Recently Adopted Accounting Standards   In June 1997, the FASB
-------------------------------------
issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a statement that is displayed with the same prominence as other financial statements.

                   ROANOKE TECHNOLOGY CORPORATION
                 NOTES TO THE FINANCIAL STATEMENTS
                        (See Audit Report)

1. Summary of significant accounting policies   continued:
-----------------------------------------------------------
SFAS No. 130 does not require a specific format for that financial statement but requires that an entity display an amount representing total comprehensive income for the period in that statement. SFAS No. 130 requires that an entity classify items of other comprehensive income by their nature in a financial statement. For example, other comprehensive income may include foreign currency and unrealized gains and losses on certain investments in debt and equity securities. In addition, the accumulated balance of other comprehensive income must be displayed separately from retained earnings and additional paid in capital in the equity section of a statement of financial position. The Company adopted this accounting standard at inception as required.

In October 1997 the American Institute of Certified Public Accountants issued Statement of position 97-2, "Software Revenue Recognition" (SOP 97-2). SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company adopted SOP 97-2 at inception as required. Adoption of this SOP 97-2 did not have a material effect on the financial statements.

In February 1997, the FASB issued SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits" ("SFAS No. 132"), effective for fiscal years beginning after December 15, 1997. SFAS 132 revises employer disclosures about pension and other postretirment benefit plans. It does not change the measurement or recognition of those plans. This statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures. Adoption of SFAS 132, when needed is not expected to have a material impact on the financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. SFAS 133 requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company's management believes that adoption of SFAS 133, when needed, will not have a material impact on the financial statements.

2. Related Party Transactions and Going Concern:
------------------------------------------------

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

                ROANOKE TECHNOLOGY CORPORATION
               NOTES TO THE FINANCIAL STATEMENTS
                     (See Audit Report)

2. Related Party Transactions and Going Concern   continued:
------------------------------------------------------------
The Company has suffered losses from operations and may require additional capital to continue as a going concern as The Company develops its new markets. Management believes The Company will continue as a going concern in its current market and is actively marketing its products and services which would enable The Company to meet its obligations and provide additional funds for continued new product development. In addition, management is currently negotiating several additional contracts for its services and products. Management is also embarking on other strategic initiatives to expand its business opportunities. However, there can be no assurance these activities will be successful.

The President of The Company draws from a stockholders loan account. The account has been set up to monitor draws in coordination with the employment contract and incentive commitment as defined in footnote number 11. There is no interest charged on the account. The Company's management will clear the account by this fiscal year end to reconcile with the compensation agreement..

3. Accounts Receivable and Customer Deposits:
---------------------------------------------

Accounts receivable historically has been immaterial as The
Company's policy is to have the software that it sells paid for in advance. As of the balance sheet date there were no deposits paid in advance.

4. Use of Estimates:
--------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5. Revenue and Cost Recognition:
--------------------------------

        The Company uses the accrual basis of accounting for financial statement reporting. Revenues are recognized when products are shipped and expenses realized when obligations are incurred.

6. Accounts Payable and accrued expenses:
-----------------------------------------

Accounts payable and accrued expenses consist of trade payables and accrued payroll and payroll taxes created from normal operations of the business.

                   ROANOKE TECHNOLOGY CORPORATION
                  NOTES TO THE FINANCIAL STATEMENTS
                        (See Audit Report)

7. Long - Term Debt   continued:
--------------------------------

Long   term debt consists of:

Note payable to a finance company which bears interest at 16.53%. The note is collateralized by equipment and requires that monthly payments of $197 be made through the maturity date of June, 2003. Capital Lease with a finance company which bears an interest rate of 13.61%. The lease is collateralized by equipment and requires that monthly payments of $534 be made through the maturity date of April, 2002.

Aggregate maturities of long   term debt over the next five years
are as follows:

          YEAR                     AMOUNT
          ----                  ----------
          2000                  $   8,571
          2001                      5,215
          2002                      5,951

8. Operating Lease Agreements:
------------------------------

The Company rents office space with monthly payments of $2,500.
The lease term for this space is ninety months beginning on May 1, 1999 and ending on November 1, 2006.

The Company also rents a house for the convenience of Company employees that are relocating to the area and out of town business guests. The house also serves as a satellite office as added security for computer system continuation in the event that the main office should encounter problems with their system. The house has monthly payments of $1,200. The lease term is eighteen months beginning March 1, 1999 and ending on August 31, 2001.
The Company also leases its phone systems, internet lines and various equipment . The lease terms range from month to month leases to leases with a term of sixty months. All long - term leases include an upgrade clause of which management intends to upgrade technology when available. For this reason, The Company considers all of these types of lease arrangements as operating. Currently the lease costs are at $33,800 per year and shown as part of cost of sales.

                   ROANOKE TECHNOLOGY CORPORATION
                  NOTES TO THE FINANCIAL STATEMENTS
                         (See Audit Report)

9. Stockholders' Equity:
-------------------------

Preferred Stock
----------------

The Company has been authorized 10,000,000 shares of preferred stock at $.0001 par value. As of January 31, 1999, none of these shares had been issued and the limitations, rights, and preferences were yet to be determined by the Board of Directors.

Common Stock
-------------

During the period ending October 1998, the Board of Directors issued 1,525,000 shares of restricted common stock to The
Company's officer's, and legal counsel in exchange for services, and issued 500,000 shares of restricted common stock in the acquisition of Top-10 Promotions, Inc.

In addition to the restricted shares issued, The Company sold common stock through two separate private offerings during the period. In the initial offering 800,000 shares were sold each at a price of $0.025. In the second offering 1,000,000 shares were sold each at a price of $0.05.

On October 15, 1998, the majority shareholders of The Company
undertook a Regulation   D, Rule 504, offering whereby it sold
2,000,000 shares of common stock, $.0001 par value per share or an aggregate of $200,000. In addition, each investor in the offering received an option to purchase, for a twelve month period commencing on the date of this offering, an additional one share of The Company at $1.00 per share for each eight (8) shares purchased in the original offering (or $250,000). In addition, each investor received an option to purchase for an eighteen month period commencing on the date of this offering an additional one (1) share of The Company for each 8.88 shares previously purchased at $2.00 per share or an aggregate of 225,000 shares (or $450,000).

The Company also approved of the investment by Arthur Harrison & Associates in the offering provided that such investment in The Company was in lieu of monies owed to Arthur Harrison & Associates by The Company for two (2) promissory notes dated September 22, 1998 and October 10, 1998. Further more, Arthur Harrison & Associates agreed to waive its rights to any interest on promissory notes.

Stock Incentive Plans
---------------------

On March 1, 1999, The Company entered into a stock option agreement with the Director of Operation, Glenn Canady, as noted in footnote number eleven. The Company applies Accounting
Principles Board Opinion No. 25, "Accounting for Stock Issued to
Employees" (APB 25) and related Interpretations in accounting for its employee stock options.

               ROANOKE TECHNOLOGY CORPORATION
               NOTES TO THE FINANCIAL STATEMENTS
                     (See Audit Report)

9. Stockholders' Equity   continued:
------------------------------------

Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if The Company had accounted for its employee stock options under the fair value method of SFAS 123. As of the balance sheet date, there is no material effect on earnings and earnings per share.

10. Acquisitions:
-----------------

On March 30, 1999 The Company acquired certain assets of Offshore Software Development Ltd. ("Offshore") in an exchange of assets for 999,111 shares of The Company issued to offshore shareholders. The Company's management has valued the transaction at $630,000. The assets included were comprised of four computers valued at $8,000 and two software programs valued at $622,000. The value of these assets was determined on the basis of the company's management estimation and the value of stock, if The Company were to issue stock to raise the capital to purchase these items. Management's estimate of fair value was made by estimating the purchase price of the computers, the estimated man hours to produce the software and a consideration of the productivity savings that The Company would experience. As of the balance sheet date and the date of the audit the assets of Offshore were in transport to the North Carolina office of The Company. The assets, consisting of the four computers and the rights to the program code for two software products, are intended to enhance The Company's ability to market and increase the speed of computer operations.

Effective May 29, 1998, The Company acquired all the outstanding common stock of Top-10 Promotions, Inc., consisting of 100 shares, effective. These shares were redeemed and cancelled. The 100 shares of Top-10 Promotions, Inc. were acquired in exchange for 500,000 "restricted" shares of The Company's common stock issued to David Smith, the sole shareholder of Top-10 Promotions, Inc. This transaction has been accounted for using the purchase method of accounting. The value of the share exchanged by both parties was determined to be $19,500, including a value of $(114) attributed to the fair value of assets and liabilities, and $19,614 of goodwill attributed to the method of doing business and the internally developed software.

Simultaneous with the acquisition, The Company purchased all of the remaining authorized shares of Top-10 Promotions, Inc. for $50,000 payable at closing and $17,500 per month payable over an eleven month period. The amounts were included as contributed capital as they were received.

                   ROANOKE TECHNOLOGY CORPORATION
                 NOTES TO THE FINANCIAL STATEMENTS
                       (See Audit Report)

10. Acquisitions - continued:
------------------------------

Also, the former owner of Top-10 Promotions, Inc. was given the right to borrow up to 25% of retained earnings of Roanoke Technologies Corporation in fiscal year 1998 or the first two quarters of fiscal 1999. Such borrowings shall be secured by his restricted stock received in the acquisition at a 75% discount value to market. Repayment shall be for a two-year period at a 5% annual interest rate. The Company also entered into an employment contract with the former owner of Top-10 Promotions.

11. Employment Contract and Incentive Commitments:
----------------------------------------------------

         The Company has entered into a two year employment contract with the former owner of Top-10 Promotions. The contract provides for: salary not to exceed $10,000 per month (with not more than a 3% salary increase provided The Company is profitable by at least twice the amount of the salary increase); quarterly bonus of 30% of the net income before income tax of The Company; standard non-competition clause; an option to renew the employment agreement for an additional two year term (provided he is not in default under the employment agreement); and the following management incentives: for fiscal year ending September 30, 1999 (a) 100,000 "restricted" shares if the surviving corporation has $2 million in gross revenues; (b) 100,000 "restricted" shares if The Company has $400,000 in after tax earnings.

        At November 1, 1998 The Company's management approved the issuance of 750,000 shares of restricted common shares of The Company to the former owner of Top-10 Promotions for attaining gross revenues in excess $200,000.00 or more in sales for the first three month period of 1999. The shares have been issued and management values the compensation at $150,000 in agreement with the same fair value computation as attributed to the purchase of assets from the acquisition of Offshore Software Development Ltd. noted in footnote ten.

The Company has entered into an employment agreement with The Company's Director of Operations on March 1, 1999. The agreement calls for a contract period of four years upon which The Director will be paid an annual salary of $60,000 with standard company commissions and bonuses. The salary will adjust to $80,000 at June 4th 1999. In addition the director's salary shall increase to $100,000 at the time The Company's gross revenues exceed $1,000,000 during any twelve month period and $120,000 once The Company's gross revenues exceed $2,000,000 during any twelve month period. Upon the director's salary increasing to $80,000 or above, the director shall no longer be entitled to commissions and bonuses.
                   ROANOKE TECHNOLOGY CORPORATION
                 NOTES TO THE FINANCIAL STATEMENTS
                         (See Audit Report)
In addition to the above mentioned, the director will be granted stock options in The Company at an exercise price of $1.00 per share of common stock in the amount of 50,000 shares per year, after each year's service, for a four year period. Such shares will be restricted for a two year period from the date of issuance.

The Company will account for these options during the time that they are earned in accordance with APB Opinion No. 25. At the present time, the fair value of these options are not in excess of the exercise price and not exercisable; therefore there is no compensation expense to record. A determination of the fair value of these options may be extended to the end of the current fiscal year. Other conditions are included in this employment agreement, but remain immaterial to the financial statements.

12. Payroll Taxes Payable and Deferred Tax Assets and Liabilities:
------------------------------------------------------------------

The Company accrues payroll and income taxes. The Company, currently a C-Corporation, accounts for income taxes in accordance with Statements on Financial Accounting Standards 109. Management is reasonably assured of The Company's ability to use its tax benefits in the future. As of April 30, 1999, The Company had a deferred tax assets in the amount of $48,791 that is derived from a net operating tax loss carryforward. The deferred tax assets will expire during the years ending October 31, 2018 and 2019 in the amounts of $20,820 and $15,471 respectively. The Company also has a deferred tax asset related to officer compensation in the amount of $22,500. It is uncertain as to when this compensation will be deductible as it can only be deducted for tax purposes when the officer sells those shares.

13. Required Cash Flow Disclosure for Interest and Taxes Paid:
---------------------------------------------------------------

        The Company paid interest in the amount of $1,609 during the six months ending April 30, 1999. The Company at April 30, 1999 has no income tax payments due and did not pay any income tax amounts during the period ending April 30, 1999.
Non-cash transactions included $150,000 in stock based employee compensation, the $630,000 acquisition of the assets of Offshore Software Development Ltd. For stock in The Company and the retirement of $146,480 of note payables.

                  ROANOKE TECHNOLOGY CORPORATION
                 NOTES TO THE FINANCIAL STATEMENTS
                        (See Audit Report)

14. Contingent Liabilities:
----------------------------

The Company has invested significant resources in the latest information technologies regarding the effect of Year 2000 issues. The Company's management feels it has minimized the effects of these issues; however, there can be no assurance that the systems of other companies on which The Company relies will be timely corrected, or that any failure by another company to correct such systems would not have a material adverse effect on The Company. Contingency plans are currently being developed to be implemented in the event any information technology system, non-information technology system, third party or supplier is not Year 2000 compliant in a timely manner.

               ROANOKE TECHNOLOGY CORPORATION
           Financial Statements Table of Contents
          For The Nine Months Ended, July 31, 1999

FINANCIAL STATEMENTS                      Page #

   Balance Sheet                          1-2
   Statement of Operations                3
   Statement of Capital Surplus           4
   Cash Flow Statement                    5

   Notes to the Financial Statements      6-16

                   ROANOKE TECHNOLOGY CORPORATION
                          BALANCE SHEET
                       As of July 31, 1999

                              ASSETS

CURRENT ASSETS

  Cash                                                    $  160,317
  Employee advances                                              500
  Deferred tax asset                                          62,418
                                                          -----------
      Total Current Assets                                   223,235         $  223,235

PROPERTY AND EQUIPMENT

  Equipment and leasehold improvements                       137,751
  Less: accumulated depreciation                              12,494
                                                            ----------
      Total Property and Equipment                           125,257            125,257
OTHER ASSETS

  Organization costs                                           1,000
  Goodwill                                                    19,614
  Capitalized software costs                                 622,000
  Less: accumulated amortization                              50,397
                                                            ----------
  Net tangibles                                              592,217
  Deposits                                                     1,500
  Stockholder loan                                            62,324
                                                            -----------
      Total Other Assets                                     656,041           656,041
                                                                             ----------

            TOTAL ASSETS                                                    $1,004,533
                                                                            -----------
                                                                            -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES

  Accounts payable and accrued expenses                 $    43,711
  Current maturity of long-term debt                         11,292
  Credit cards payable                                            0
                                                        ------------

      Total current liabilities                              55,003             55,003

LONG TERM LIABILITIES

   Long term debt                                            26,377
   Less: current portion                                     11,292
                                                        -------------

       Total long term liabilities                           15,085            15,085
                                                                             ----------

            TOTAL LIABILITIES                                                  70,088

STOCKHOLDERS' EQUITY
--------------------

STOCKHOLDERS' EQUITY
  Common stock - $.0001 par value; 50,000,000 shares
   authorized; 9,069,450 issued and outstanding                900
  Additional paid-in capital                             1,290,671
  Retained earnings                                       (357,126)
                                                        ------------
      Total stockholders' equity                           934,445            934,445
                                                                             ----------

             TOTAL LIABILITIES AND EQUITY                                  $1,004,533
                                                                           -------------
                                                                           -------------

                        ROANOKE TECHNOLOGY CORPORATION
                          STATEMENT OF OPERATIONS
                    For the Nine Months Ended July 31, 1999

REVENUE
  Sales                                                 $   873,772
  Cost of sales                                             557,436
                                                        ------------
GROSS PROFIT                                                316,336        $  316,336

GENERAL AND ADMINISTRATIVE EXPENSES

  Advertising                                                10,463
  Auto and truck                                              2,574
  Bank charges                                                  264
  Depreciation and amortization expense                      61,229
  Dues and subscriptions                                      1,777
  Legal and accounting                                       79,603
  Meals and entertainment                                     4,154
  Office salaries and expense                                69,571
  Rent                                                       27,400
  Salaries   officers                                       301,167
  Repairs and maintenance                                     7,794
  Training                                                    8,699
  Travel                                                      6,505
                                                        ------------

   Total general and administrative expenses               581,200           581,200

INCOME (LOSS) FROM OPERATION                                                (264,864)
OTHER INCOME AND (EXPENSE)

  Interest expense                                                            (2,270)
                                                                           -----------
INCOME (LOSS) BEFORE TAX BENEFIT                                            (267,134)
  Tax benefit                                                                 41,598
                                                                           -----------
NET INCOME (LOSS)                                                          $(225,536)
                                                                           -----------
                                                                           -----------
NET EARNINGS PER SHARE
  Basic and Diluted
    Net earnings per share                                                    $(0.03)

Basic and Diluted Weighted Average
    Number of Common Shares Outstanding                                    8,121,084

                    ROANOKE TECHNOLOGY CORPORATION
                     STATEMENT OF CAPITAL SURPLUS
                          As of July 31, 1999

                                                       ADDITIONAL
                                    COMMON STOCK       PAID
                                 SHARES     AMOUNT     CAPITAL       DEFICIT      TOTAL
                          ----------------------------------------------------------------
Issuance for services          1,525,000     $  153    $  59,323   $        0     59,476
Acquisition                      500,000         50       19,450                  19,500
First offering                   800,000         80       19,920                  20,000
Second offering                1,000,000        100       49,900                  50,000
Net loss for the year                                                (131,590)  (131,590)
                          ----------------------------------------------------------------
Balance at October 31, 1998    3,825,000     $  383     $148,593    $(131,590) $  17,386
Officer Compensation             750,000         75      149,925                 150,000
Asset acquisition                999,111         99      629,901                 630,000
Issuance of common stock       3,495,339        343      362,252                 362,595
Net loss for the year                                                (225,536)  (225,536)
                           ---------------------------------------------------------------
Balance at July 31, 1999      $9,069,450       $907   $1,290,671   $ (357,126) $ 934,445
                           ---------------------------------------------------------------
                           ---------------------------------------------------------------

                   ROANOKE TECHNOLOGY CORPORATION
                      STATEMENT OF CASH FLOWS
                For the Nine Months Ending July 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES

  Net income (loss)                                                           $(225,536)

  Adjustments to reconcile net income to net cash provided by (used in) operating activities:

  Depreciation and amortization                            $    61,229
  Stock based compensation                                     150,000
 (Increase) decrease in deferred tax asset                     (41,598)
 (Increase) decrease in employee advance                           500
  Increase (decrease) in deposits                               (1,500)
  Increase (decrease) in payables for expense                   41,777
                                                           -------------
      Total adjustments to net income                          209,392          209,392
                                                                              -----------
   Net cash provided by (used in) operating activities                          (15,128)

CASH FLOWS FROM INVESTING ACTIVITIES

   Capital expenditures on equipment                           (92,068)
   Loan to Stockholder                                         (62,324)

   Net cash flows provided by (used in) invest                (154,392)        (154,392)

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from issuance of common stock                      301,950
   Increase in long term debt created                           14,092
                                                            ------------
   Net cash provided by (used in) financing activities         316,042          316,042
                                                                               ---------
CASH RECONCILIATION

   Net increase (decrease) in cash                                              146,522
   Cash at beginning of year                                                     13,795
                                                                               ---------
CASH BALANCE AT END OF YEAR                                                   $ 160,317
                                                                              -----------
                                                                              -----------

                 ROANOKE TECHNOLOGY CORPORATION
               NOTES TO THE FINANCIAL STATEMENTS
                      (See Audit Report)

1. Summary of significant accounting policies:
----------------------------------------------

Industry   Roanoke Technology Corporation (The Company) was
---------
incorporated December 11, 1997 as Suffield Technologies Corp., its
original name, under the laws of the State of Florida.   The
Company is headquartered in Roanoke Rapids, North Carolina and does business as Top-10 Promotions, Inc. The Company is engaged in the design, development, production, and marketing of technology to provide enhanced internet marketing capabilities.
Revenue Recognition and Service Warranty   Revenues resulting from
technology consulting services is recognized as such services are performed and paid. Services are paid for in advance of the service being performed. The services performed are completed by a software program leaving the time when a service is paid for and the time the service is performed immaterial. The Company has no extended maintenance contracts and warrants its consulting services to meet the consulting service contract guarantee. No provision for estimated future costs relating warranties have been made as these costs have been historically immaterial.

Cash and Cash Equivalents   The Company considers cash on hand and
-------------------------
amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Short-Term Investments   Short-term investments ordinarily consist
-----------------------
of short-term debt securities acquired with cash not immediately needed in operations. Such amounts have maturities of less than one year.

Basis of Accounting- The Company's financial statements are
-------------------
prepared in accordance with generally accepted accounting principles. Specific to computer software costs, The Company capitalizes and amortizes these costs as guided by Financial Accounting Standard 86. All costs associated with software development are expensed as Research and Development costs until such time as technological feasibility has been established, after which material software development costs are capitalized and amortized over the estimated time of benefit.

Property and Equipment   Property and equipment are recorded at
----------------------
cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

         Machinery and equipment            2 to 10 years
         Furniture and fixtures             5 to 10 years

                ROANOKE TECHNOLOGY CORPORATION
               NOTES TO THE FINANCIAL STATEMENTS
                       (See Audit Report)

1. Summary of significant accounting policies   continued:
----------------------------------------------------------

Leasehold improvements are amortized on the straight-line basis over the lessor of the life of the asset or the term of the lease. Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

Intangibles   Goodwill represents the excess of purchase price
-----------
over the fair value of business acquired and is amortized on a straight-line basis over 5 years.
Other acquired intangibles principally include core technology in the form of software programs and are amortized over their estimated lives of primarily 3 to 5 years., existing Organization costs are being amortized by the straight-line method over 5 years. Goodwill is being amortized by the straight-line method. Software development costs incurred in the development of products after technological feasibility is attained are capitalized and amortized using the straight-line method over the estimated economic lives of the related products, not to exceed 3 years.
The Company considers technological feasibility to be established when the Company has completed all planning, designing, coding and testing activities as are necessary to establish design specifications including function, features and technological performance requirements. Capitalization of product design costs ceases and amortization of such costs begins when a product or technology is available for general release to customers for use by The Company.

Research and Development   Research and development costs incurred
------------------------
in the discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new products, prior to the attainment of the related products' technological feasibility, are recorded as expenses in the period incurred.

Income Taxes   The Company utilizes the asset and liability method
-------------
to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                 ROANOKE TECHNOLOGY CORPORATION
                NOTES TO THE FINANCIAL STATEMENTS
                      (See Audit Report)

1. Summary of significant accounting policies   continued:
----------------------------------------------------------

Fair Value of Financial Instruments   The Company's financial
-----------------------------------
instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders. The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to The Company for issuance of debt with similar terms and remaining maturities. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities.

Earnings Per Share   Basic earnings per share ("EPS") is computed
-------------------
by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board
(FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings.

Concentrations of Credit Risk   Financial instruments which
-----------------------------
potentially expose The Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company's policy is to place its operating demand deposit accounts with high credit quality financial institutions.
No customer represented 10 % or more of The Company's total sales as of the current reporting period.

Stock-Based Compensation   In accordance with the recommendations
-------------------------
in SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"), The Company's management has considered adopting this optional standard for disclosure purposes, along with Accounting Principles Board opinion no. 25. The Company may consider using full implementation of SFAS No. 123 at a future date. The Company accounted for the stock bonus of 750,000 shares of restricted stock given to the President of the company as compensation. The bonus was accounted for in the current period in order to match the compensation expense with the time in which it was earned. In accordance with the tax accounting, the compensation will not be deductible until the President sells those shares. The shares are restricted from sale for a period of two years from the date of issuance and are accounted for at their fair value of $150,000.

Recently Adopted Accounting Standards   In June 1997, the FASB
-------------------------------------
issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a statement that is displayed with the same prominence as other financial statements.

                ROANOKE TECHNOLOGY CORPORATION
               NOTES TO THE FINANCIAL STATEMENTS
                      (See Audit Report)

1. Summary of significant accounting policies   continued:
----------------------------------------------------------

SFAS No. 130 does not require a specific format for that financial statement but requires that an entity display an amount representing total comprehensive income for the period in that statement. SFAS No. 130 requires that an entity classify items of other comprehensive income by their nature in a financial statement. For example, other comprehensive income may include foreign currency and unrealized gains and losses on certain investments in debt and equity securities. In addition, the accumulated balance of other comprehensive income must be displayed separately from retained earnings and additional paid in capital in the equity section of a statement of financial position. The Company adopted this accounting standard at inception as required.

In October 1997 the American Institute of Certified Public Accountants issued Statement of position 97-2, "Software Revenue Recognition" (SOP 97-2). SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company adopted SOP 97-2 at inception as required. Adoption of this SOP 97-2 did not have a material effect on the financial statements.

In February 1997, the FASB issued SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits" ("SFAS No. 132"), effective for fiscal years beginning after December 15, 1997. SFAS 132 revises employer disclosures about pension and other postretirment benefit plans. It does not change the measurement or recognition of those plans. This statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures. Adoption of SFAS 132, when needed is not expected to have a material impact on the financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. SFAS 133 requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company's management believes that adoption of SFAS 133, when needed, will not have a material impact on the financial statements.

2. Related Party Transactions and Going Concern:
-------------------------------------------------

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

                   ROANOKE TECHNOLOGY CORPORATION
                 NOTES TO THE FINANCIAL STATEMENTS
                        (See Audit Report)

2. Related Party Transactions and Going Concern   continued:
------------------------------------------------------------

The Company has suffered losses from operations and may require additional capital to continue as a going concern as The Company develops its new markets. Management believes The Company will continue as a going concern in its current market and is actively marketing its products and services which would enable The Company to meet its obligations and provide additional funds for continued new product development. In addition, management is currently negotiating several additional contracts for its services and products. Management is also embarking on other strategic initiatives to expand its business opportunities. However, there can be no assurance these activities will be successful.
The President of The Company draws from a stockholders loan account. The account has been set up to monitor draws in coordination with the employment contract and incentive commitment as defined in footnote number 11. There is no interest charged on the account. The Company's management will clear the account by this fiscal year end to reconcile with the compensation agreement..

3. Accounts Receivable and Customer Deposits:
----------------------------------------------

Accounts receivable historically has been immaterial as The
Company's policy is to have the software that it sells paid for in advance. As of the balance sheet date there were no deposits paid in advance.

4. Use of Estimates:
---------------------

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5. Revenue and Cost Recognition:
--------------------------------

        The Company uses the accrual basis of accounting for financial statement reporting. Revenues are recognized when products are shipped and expenses realized when obligations are incurred.

6. Accounts Payable and accrued expenses:
-----------------------------------------

Accounts payable and accrued expenses consist of trade payables and accrued payroll and payroll taxes created from normal operations of the business.
                 ROANOKE TECHNOLOGY CORPORATION
               NOTES TO THE FINANCIAL STATEMENTS
                      (See Audit Report)

7. Long - Term Debt   continued:
--------------------------------

Long   term debt consists of:
-----------------------------

Note payable to a finance company which bears interest at 16.53%. The note is collateralized by equipment and requires that monthly payments of $197 be made through the maturity date of June, 2003. Capital Lease with a finance company which bears an interest rate of 13.61%. The lease is collateralized by equipment and requires that monthly payments of $534 be made through the maturity date of April, 2002.

Aggregate maturities of long   term debt over the next five years
are as follows:

           YEAR                   AMOUNT
           -----                  -------
           2000                  $   8,571
           2001                      5,215
           2002                      5,951

8. Operating Lease Agreements:
------------------------------

The Company rents office space with monthly payments of $2,500.
The lease term for this space is ninety months beginning on May 1, 1999 and ending on November 1, 2006.

The Company also rents a house for the convenience of Company employees that are relocating to the area and out of town business guests. The house also serves as a satellite office as added security for computer system continuation in the event that the main office should encounter problems with their system. The house has monthly payments of $1,200. The lease term is eighteen months beginning March 1, 1999 and ending on August 31, 2001.
The Company also leases its phone systems, internet lines and various equipment . The lease terms range from month to month leases to leases with a term of sixty months. All long - term leases include an upgrade clause of which management intends to upgrade technology when available. For this reason, The Company considers all of these types of lease arrangements as operating. Currently the lease costs are at $33,800 per year and shown as part of cost of sales.

                ROANOKE TECHNOLOGY CORPORATION
               NOTES TO THE FINANCIAL STATEMENTS
                     (See Audit Report)

9. Stockholders' Equity:
------------------------

Preferred Stock
----------------

The Company has been authorized 10,000,000 shares of preferred stock at $.0001 par value. As of January 31, 1999, none of these shares had been issued and the limitations, rights, and preferences were yet to be determined by the Board of Directors.

Common Stock
--------------

During the period ending October 1998, the Board of Directors issued 1,525,000 shares of restricted common stock to The
Company's officer's, and legal counsel in exchange for services, and issued 500,000 shares of restricted common stock in the acquisition of Top-10 Promotions, Inc.

In addition to the restricted shares issued, The Company sold common stock through two separate private offerings during the period. In the initial offering 800,000 shares were sold each at a price of $0.025. In the second offering 1,000,000 shares were sold each at a price of $0.05.

On October 15, 1998, the majority shareholders of The Company
undertook a Regulation   D, Rule 504, offering whereby it sold
2,000,000 shares of common stock, $.0001 par value per share or an aggregate of $200,000. In addition, each investor in the offering received an option to purchase, for a twelve month period commencing on the date of this offering, an additional one share of The Company at $1.00 per share for each eight (8) shares purchased in the original offering (or $250,000). In addition, each investor received an option to purchase for an eighteen month period commencing on the date of this offering an additional one (1) share of The Company for each 8.88 shares previously purchased at $2.00 per share or an aggregate of 225,000 shares (or $450,000).

The Company also approved of the investment by Arthur Harrison & Associates in the offering provided that such investment in The Company was in lieu of monies owed to Arthur Harrison & Associates by The Company for two (2) promissory notes dated September 22, 1998 and October 10, 1998. Further more, Arthur Harrison & Associates agreed to waive its rights to any interest on promissory notes.

Stock Incentive Plans
---------------------

On March 1, 1999, The Company entered into a stock option agreement with the Director of Operation, Glenn Canady, as noted in footnote number eleven. The Company applies Accounting
Principles Board Opinion No. 25, "Accounting for Stock Issued to
Employees" (APB 25) and related Interpretations in accounting for its employee stock options.

                ROANOKE TECHNOLOGY CORPORATION
              NOTES TO THE FINANCIAL STATEMENTS
                   (See Audit Report)

9. Stockholders' Equity   continued:
------------------------------------

Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if The Company had accounted for its employee stock options under the fair value method of SFAS 123. As of the balance sheet date, there is no material effect on earnings and earnings per share.

10. Acquisitions:
------------------

On March 30, 1999 The Company acquired certain assets of Offshore Software Development Ltd. ("Offshore") in an exchange of assets for 999,111 shares of The Company issued to offshore shareholders. The Company's management has valued the transaction at $630,000. The assets included were comprised of four computers valued at $8,000 and two software programs valued at $622,000. The value of these assets was determined on the basis of the company's management estimation and the value of stock, if The Company were to issue stock to raise the capital to purchase these items. Management's estimate of fair value was made by estimating the purchase price of the computers, the estimated man hours to produce the software and a consideration of the productivity savings that The Company would experience. As of the balance sheet date and the date of the audit the assets of Offshore were in transport to the North Carolina office of The Company. The assets, consisting of the four computers and the rights to the program code for two software products, are intended to enhance The Company's ability to market and increase the speed of computer operations.

Effective May 29, 1998, The Company acquired all the outstanding common stock of Top-10 Promotions, Inc., consisting of 100 shares, effective. These shares were redeemed and cancelled. The 100 shares of Top-10 Promotions, Inc. were acquired in exchange for 500,000 "restricted" shares of The Company's common stock issued to David Smith, the sole shareholder of Top-10 Promotions, Inc.

This transaction has been accounted for using the purchase method of accounting. The value of the share exchanged by both parties was determined to be $19,500, including a value of $(114) attributed to the fair value of assets and liabilities, and $19,614 of goodwill attributed to the method of doing business and the internally developed software.

Simultaneous with the acquisition, The Company purchased all of the remaining authorized shares of Top-10 Promotions, Inc. for $50,000 payable at closing and $17,500 per month payable over an eleven month period. The amounts were included as contributed capital as they were received.

                   ROANOKE TECHNOLOGY CORPORATION
                 NOTES TO THE FINANCIAL STATEMENTS
                       (See Audit Report)

10. Acquisitions - continued:
-----------------------------

Also, the former owner of Top-10 Promotions, Inc. was given the right to borrow up to 25% of retained earnings of Roanoke Technologies Corporation in fiscal year 1998 or the first two quarters of fiscal 1999. Such borrowings shall be secured by his restricted stock received in the acquisition at a 75% discount value to market. Repayment shall be for a two-year period at a 5% annual interest rate. The Company also entered into an employment contract with the former owner of Top-10 Promotions.

11. Employment Contract and Incentive Commitments:
--------------------------------------------------

         The Company has entered into a two year employment contract with the former owner of Top-10 Promotions. The contract provides for: salary not to exceed $10,000 per month (with not more than a 3% salary increase provided The Company is profitable by at least twice the amount of the salary increase); quarterly bonus of 30% of the net income before income tax of The Company; standard non-competition clause; an option to renew the employment agreement for an additional two year term (provided he is not in default under the employment agreement); and the following management incentives: for fiscal year ending September 30, 1999 (a) 100,000 "restricted" shares if the surviving corporation has $2 million in gross revenues; (b) 100,000 "restricted" shares if The Company has $400,000 in after tax earnings.

        At November 1, 1998 The Company's management approved the issuance of 750,000 shares of restricted common shares of The Company to the former owner of Top-10 Promotions for attaining gross revenues in excess $200,000.00 or more in sales for the first three month period of 1999. The shares have been issued and management values the compensation at $150,000 in agreement with the same fair value computation as attributed to the purchase of assets from the acquisition of Offshore Software Development Ltd. noted in footnote ten.

The Company has entered into an employment agreement with The Company's Director of Operations on March 1, 1999. The agreement calls for a contract period of four years upon which The Director will be paid an annual salary of $60,000 with standard company commissions and bonuses. The salary will adjust to $80,000 at June 4th 1999. In addition the director's salary shall increase to $100,000 at the time The Company's gross revenues exceed $1,000,000 during any twelve month period and $120,000 once The Company's gross revenues exceed $2,000,000 during any twelve month period. Upon the director's salary increasing to $80,000 or above, the director shall no longer be entitled to commissions and bonuses.
                 ROANOKE TECHNOLOGY CORPORATION
               NOTES TO THE FINANCIAL STATEMENTS
                       (See Audit Report)

In addition to the above mentioned, the director will be granted stock options in The Company at an exercise price of $1.00 per share of common stock in the amount of 50,000 shares per year, after each year's service, for a four year period. Such shares will be restricted for a two year period from the date of issuance.

The Company will account for these options during the time that they are earned in accordance with APB Opinion No. 25. At the present time, the fair value of these options are not in excess of the exercise price and not exercisable; therefore there is no compensation expense to record. A determination of the fair value of these options may be extended to the end of the current fiscal year. Other conditions are included in this employment agreement, but remain immaterial to the financial statements.

12. Payroll Taxes Payable and Deferred Tax Assets and Liabilities:
------------------------------------------------------------------

The Company accrues payroll and income taxes. The Company, currently a C-Corporation, accounts for income taxes in accordance with Statements on Financial Accounting Standards 109. Management is reasonably assured of The Company's ability to use its tax benefits in the future. As of July 31, 1999, The Company had a deferred tax assets in the amount of $62,418 that is derived from a net operating tax loss carryforward. The deferred tax assets will expire during the years ending October 31, 2018 and 2019 in the amounts of $18,956 and $17,418 respectively. The Company also has a deferred tax asset related to officer compensation in the amount of $22,500. It is uncertain as to when this compensation will be deductible as it can only be deducted for tax purposes when the officer sells those shares.

13. Required Cash Flow Disclosure for Interest and Taxes Paid:
---------------------------------------------------------------

        The Company paid interest in the amount of $1,609 during the six months ending April 30, 1999. The Company at April 30, 1999 has no income tax payments due and did not pay any income tax amounts during the period ending April 30, 1999.
Non-cash transactions included $150,000 in stock based employee compensation, the $630,000 acquisition of the assets of Offshore Software Development Ltd. For stock in The Company and the retirement of $146,480 of note payables.

                    ROANOKE TECHNOLOGY CORPORATION
                  NOTES TO THE FINANCIAL STATEMENTS
                       (See Audit Report)

14. Contingent Liabilities:
---------------------------

The Company has invested significant resources in the latest information technologies regarding the effect of Year 2000 issues. The Company's management feels it has minimized the effects of these issues; however, there can be no assurance that the systems of other companies on which The Company relies will be timely corrected, or that any failure by another company to correct such systems would not have a material adverse effect on The Company. Contingency plans are currently being developed to be implemented in the event any information technology system, non-information technology system, third party or supplier is not Year 2000 compliant in a timely manner.

                 TOP-10 PROMOTIONS, INC.
          Financial Statements Table of Contents
    From November 17, 1997 (Inception) through May 28, 1998
FINANCIAL STATEMENTS                         Page #

   Independent Auditor's Report                       1

   Balance Sheet                                      2
   Statement of Operations and Retained Deficit       3
   Cash Flow Statement                                4

   Notes to the Financial Statements                  5-9

        INDEPENDENT AUDITOR'S REPORT ON FINANCIAL STATEMENTS

To the Board of Directors and Stockholders
TOP-10 Promotions, Inc.
Roanoke Rapids, North Carolina

We have audited the accompanying balance sheet of Top-10 Promotions, Inc. as of May 28, 1998, and the related statements of operations and retained earnings, and cash flows from November 17, 1997 (inception) through May 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Top-10 Promotions, Inc., as of May 28, 1998 and the results of its operations and its cash flows for the six months then ended in conformity with generally accepted accounting principles.

                /s/Varma and Associates
                -------------------------
                Varma and Associates
                Certified Public Accountants
                Longwood, Florida
                November 15, 1999

                   TOP-10 PROMOTIONS, INC.
                      BALANCE SHEET
                    As of MAY 28, 1998

                         ASSETS

CURRENT ASSETS

  Cash                                                                         $  1,185

PROPERTY AND EQUIPMENT

  Equipment                                               $   5,843
  Less: accumulated depreciation                               (894)
                                                          -----------
      Total Equipment                                         4,949               4,949
                                                                               ----------
          TOTAL ASSETS                                                         $  6,134
                                                                               ----------
                                                                               ----------
LIABILITIES AND STOCKHOLDER'S EQUITY
-------------------------------------

CURRENT LIABILITIES
   Accrued expenses                                 $        2,564
   Stockholder loan                                          7,800
                                                    ---------------
      Total Current Liabilities                             10,364             10,364

STOCKHOLDER'S EQUITY

  Capital stock - no par value; 100,000 shares
   authorized; 100 issued and outstanding                      100
  Retained earnings                                         (4,330)
                                                    ----------------
      Total stockholder's equity                            (4,230)            (4,230)
                                                                               --------
          TOTAL LIABILITIES AND EQUITY                                       $  6,134
                                                                             ----------
         The accompanying notes are an integral part of these financial statements.

                      TOP-10 PROMOTIONS, INC.
                      STATEMENT OF OPERATIONS
         From November 17, 1997 (Inception) Through May 28, 1998

REVENUE
   Sales                                                  $ 168,836
   Cost of sales                                             58,562
                                                          ----------
GROSS PROFIT                                                110,274        $  110,274

GENERAL AND ADMINISTRATIVE EXPENSES

  Advertising                                                   151
  Bank charges                                                  165
  Communication costs                                         1,007
  Contract labor                                             31,875
  Credit card discount fees                                   4,786
  Depreciation                                                  894
  Dues and subscriptions                                        536
  Insurance                                                     335
  Legal and accounting                                          500
  Maintenance                                                   181
  Meals and entertainment                                       949
  Office supplies                                             2,246
  Postage                                                       550
  Printing                                                      340
  Rent                                                        8,050
  Salaries - officer                                         50,673
  Supplies                                                      713
  Telephone                                                   6,215
  Travel                                                        914
  Utilities                                                   3,524
                                                         ------------
      Total general and administrative expenses             114,604            114,604
                                                                             -----------
INCOME (LOSS) FROM OPERATION                                                 $  (4,330)

  Retained Earnings, Beginning Balance                                               0
                                                                             -----------
RETAINED EARNINGS, ENDING BALANCE                                            $  (4,330)

NET EARNINGS PER SHARE
   Basic and Diluted
     Net earnings per share                                                    $(43.30)

Basic and Diluted Weighted Average
     Number of Common Shares Outstanding                                           100
       The accompanying notes are an integral part of these financial statements.

                           TOP-10 PROMOTIONS, INC.
                          STATEMENT OF CASH FLOWS
             From November 17, 1997 (Inception) Through May 28, 1998


CASH FLOWS FROM OPERATING ACTIVITIES

   Net income (loss)                                                           $ (4,330)

   Adjustments to reconcile net income to net cash provided by (used in) operating activities:

   Depreciation                                            $    894
   Increase (decrease) in payables for expense                2,564
                                                           ----------
      Total adjustments to net income                         3,458              3,458
                                                                               ----------

   Net cash provided by (used in) operating activities                            (872)
CASH FLOWS FROM INVESTING ACTIVITIES

   Capital expenditures on equipment                        (5,843)
   Loan from Stockholder                                     7,800
                                                           ----------
   Net cash flows provided by (used in)
    investing activities                                     1,957               1,957

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from issuance of common stock                      100
                                                           -----------
   Net cash provided by (used in) financing activities         100                 100
CASH RECONCILIATION

   Net increase (decrease) in cash                                               1,185
   Cash at beginning of year                                                         0
                                                                                ---------
CASH BALANCE AT END OF YEAR                                                 $    1,185
                                                                            -------------
                                                                            -------------
        The accompanying notes are an integral part of these financial statements.

                   TOP-10 PROMOTIONS, INC.
                     As of May 28, 1998
                     (See Audit Report)


1. Summary of significant accounting policies:
-----------------------------------------------

        Industry - TOP-10 Promotions, Inc., a Company incorporated
        ---------
in the state of Virginia during December of 1997, is in the business of servicing internet web sites with new technology. David Smith, president and the soul shareholder of the Company, has developed a technology whereby a web site can increase its visibility on the internet through key search terms. The Company markets the service by offering a free downloadable program that allows a web site to obtain a visibility report. The Company follows up with a phone call to the prospective customer to find out if they are interested in improving their visibility through the services that the Company offers.

        Results of operations and Ongoing Entity - The Company is
        -----------------------------------------
considered to be an ongoing entity. The stockholder of the Company funds any shortfalls in the Company's cash flow on a day to day basis. The president of the Company considers the Company to have significant revenues so as to consider it to be out of its development stage. These revenues are, at this time, considered enough to meet general expense requirements. The current level of revenues is not enough to generate a plan of rapid expansion. The Company's revenues are limited by the lack of sales persons, phone equipment and computer equipment. In order for the Company to expand as planned, it needs additional capital.

        Liquidity and Capital Resources - In addition to the
        -------------------------------
stockholder loan; the Company has interested investors that intend to fund the Company's growth. As the Company intends for rapid expansion using the funds from investors and little debt, the Company expects certain expansion costs to be in excess of the revenues during the expansion period. After the initial expansion period additional costs are considered to rise in proportion to the rise in sales; the cost most relevant are sales costs.


        Revenue Recognition and Service Warranty - Revenues
        ----------------------------------------
resulting from technology consulting services is recognized as such services are performed and paid. Services are paid for in advance of the service being performed. The services performed are completed by a software program leaving the time when a service is paid for and the time the service is performed immaterial. The Company has no extended maintenance contracts and warrants its consulting services to meet the consulting service contract guarantee. No provision for estimated future costs relating warranties have been made, as these costs have been historically immaterial.

        Cash and Cash Equivalents - The Company considers cash on
        --------------------------
hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

        Basis of Accounting - The Company's financial statements
        -------------------
are prepared in accordance with generally accepted accounting principles.

                   TOP-10 PROMOTIONS, INC.
                     As of May 28, 1998
                    (See Audit Report)

        Property and Equipment - Property and equipment are
        -----------------------
recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

          Machinery and equipment           2 to 10 years
          Furniture and fixtures            5 to 10 years

        Leasehold improvements are amortized on the straight-line basis over the lessor of the life of the asset or the term of the lease. Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

        Intangibles - Intangibles principally include core
        ------------
technology in the form of software programs and are amortized over their estimated lives of primarily 3 to 5 years.

        Research and Development - Research and development costs
        ------------------------
incurred in the discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new products, prior to the attainment of the related products' technological feasibility, are recorded as expenses in the period incurred.

        Income Taxes - The Company utilizes the asset and
        -------------
liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        Fair Value of Financial Instruments   The Company's
        ------------------------------------
financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders. The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to The Company for issuance of debt with similar terms and remaining maturities. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities.

                   TOP-10 PROMOTIONS, INC.
                    As of May 28, 1998
                   (See Audit Report)

        Concentrations of Credit Risk - Financial instruments
        -----------------------------
which potentially expose The Company to concentrations of credit risk consist principally of operating demand deposit accounts.
The Company's policy is to place its operating demand deposit accounts with high credit quality financial institutions. At this time The Company has no deposits that are at risk.

        No customer represented 10 % or more of The Company's total sales as of the current reporting period.

2. Related Party Transactions and Going Concern:
------------------------------------------------

        The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

        The Company has suffered losses from operations and may require additional capital to continue as a going concern as the company develops its market. Management believes the company will continue as a going concern and is actively marketing its products and services which would enable the company to meet its obligations and provide additional funds for continued new product development. In addition, management is currently negotiating several additional contracts for its services and products. Management is also embarking on other strategic initiatives to expand its business opportunities. However, there can be no assurance these activities will be successful.

3. Accounts Receivable and Customer Deposits:
---------------------------------------------

        Accounts receivable historically has been immaterial, as The Company's policy is to have the software that it sells paid for in advance. As of the balance sheet date there were no deposits paid in advance.

4. Use of Estimates:
--------------------

        Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses.

5. Revenue and Cost Recognition:
--------------------------------

        The Company uses the accrual basis of accounting for financial statement reporting. Revenues are recognized when products are shipped and expenses realized when obligations are incurred.
                   TOP-10 PROMOTIONS, INC.
                     As of May 28, 1998
                     (See Audit Report)


6. Accounts Payable and accrued expenses:
------------------------------------------

        Accounts payable and accrued expenses consist of trade payables and accrued payroll and payroll taxes created from normal operations of the business.

7. Operating Lease Agreements:
------------------------------

        The Company rents office space under a twelve-month operating lease arrangement in the amount of $900. All long - term leases regarding phones and office equipment include an upgrade clause of which management intends to upgrade technology when available. For this reason, The Company considers all of these types of lease arrangements as operating.

8. Stockholder's Equity:
------------------------

        Common Stock includes 100,000 shares authorized at no par value and 100 shares outstanding.

9. Subsequent event:
---------------------

        Effective May 29, 1998, Roanoke Technology Corporation (The Company) acquired all the outstanding common stock of Top-10 Promotions, Inc., consisting of 100 shares, effective. These shares were redeemed and cancelled. The shares of Top-10 Promotions, Inc. were acquired in exchange for 500,000 "restricted" shares of The Company's common stock issued to David Smith, the sole shareholder of Top-10 Promotions, Inc. This transaction has been accounted for using the purchase method of accounting.

        During the period ending October 31, 1998, the Board of Directors issued 1,525,000 shares of restricted common stock to The Company's officer's, and legal counsel in exchange for services, and issued 500,000 shares of restricted common stock in acquisition of Top-10 Promotions, Inc.

        In addition to the restricted shares issued, the company sold common stock through two separate private offerings during the period. In the initial offering 800,000 shares were sold each at a price of $0.025. In the second offering 1,000,000 shares were sold each at a price of $0.05.

        Simultaneous with the acquisition, The Company purchased all of the remaining authorized shares of Top-10 Promotions, Inc. for $50,000 payable at closing and $17,500 per month payable over an eleven month period. Also, the former owner of Top-10 Promotions, Inc. was given the right to borrow up to 25% of retained earnings of Roanoke Technologies Corporation in fiscal year 1998 or the first two quarters of fiscal 1999. Such borrowings shall be secured by his restricted stock received in the acquisition at a 75% discount value to market. Repayment shall be for a two-year period at a 5% annual interest rate. The Company also entered into an employment contract with the former owner of Top-10 Promotions.

                   TOP-10 PROMOTIONS, INC.
                    As of May 28, 1998
                    (See Audit Report)

9. Subsequent event   continued:
--------------------------------

        The Company has entered into a two year employment contract with the former owner of Top-10 Promotions. The contract provides for: salary not to exceed $10,000 per month (with not more than a 3% salary increase provided The Company is profitable by at least twice the amount of the salary increase); quarterly bonus of 30% of the net income before income tax of The Company; standard non-competition clause; an option to renew the employment agreement for an additional two year term (provided he is not in default under the employment agreement); and the following management incentives: for fiscal year ending September 30, 1999 (a) 100,000 "restricted" shares if the surviving corporation has $2 million in gross revenues; (b) 100,000 "restricted" shares if The Company has $400,000 in after tax earnings.

10. Payroll Taxes Payable and Deferred Tax Assets and Liabilities:
------------------------------------------------------------------

        The Company accrues payroll and income taxes. The Company, currently a C-Corporation, accounts for income taxes in accordance with Statements on Financial Accounting Standards 109. At this time, The Company considers the effects of accounting for deferred tax assets and liabilities to be immaterial to the financial statements.

11. Required Cash Flow Disclosure for Interest and Taxes Paid:
--------------------------------------------------------------

        The company has paid no amounts for federal income taxes and interest.

12. Earnings Per Share:
-----------------------

        Basic earnings per share ("EPS") is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings.


SIGNATURES

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized.

                     ROANOKE TECHNOLOGY CORP.

                     By: /s/ David L. Smith, Jr.
                     ---------------------------
                     David L. Smith, Jr.
                     Chief Executive Officer and President

                     Dated: November 29, 1999

EXHIBITS
----------

Exhibit No.        Description
------------       ---------------------------------
3.1                Articles of Incorporation of Roanoke Technology Corp. (formerly known as Suffield Technologies Corp.) and Articles of Amendment *


3.2                By-laws of Roanoke Technology Corp. *

10.1               March 30, 1999 Asset Purchase Agreement and Share Exchange with
                   Offshore Software Development Ltd. *

10.2               May 28, 1998 Stock Purchase Agreement and Share Exchange with Top 10
                   Promotions, Inc. *

10.3               Articles of Merger and Plan of Merger of Top 10 Promotions, Inc. and
                   Roanoke Technology Corp. *

27.1               Financial Data Schedule for Roanoke Technology Corp.

27.1               Financial Data Schedule for Top-10 Promotions, Inc.

*  Filed with initial filing of Form 10 on July 15, 1999

EXHIBIT 27 - FINANCIAL DATA SCHEDULE FOR ROANOKE TECHNOLOGY
-------------------------------------------------------------

THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE BALANCE SHEET AS OF JULY 31, 1999 AND THE STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED JULY 31, 1999 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
[PERIOD-TYPE]                               9-MOS
[FISCAL-YEAR-END]                           OCT-31-1998
[PERIOD-END]                                JUL-31-1999
[CASH]                                          160,317
[SECURITIES]                                          0
[RECEIVABLES]                                         0
[ALLOWANCES]                                          0
[INVENTORY]                                           0
<EMPLOYEE ADVANCES>                                 500
<DEFERRED TAX ASSET>                             62,418
[CURRENT-ASSETS]                                223,235
[PP&E]                                          137,751
[DEPRECIATION]                                   12,494
<NET INTANGIBLES>                               592,217
[DEPOSITS]                                        1,500
<STOCKHOLDER LOAN>                               62,324
[TOTAL-ASSETS]                                1,004,533
[CURRENT-LIABILITIES]                            55,003
<LONG TERM LIABILITIES>                          15,085
[COMMON]                                            907
[PREFERRED-MANDATORY]                                 0
[PREFERRED]                                           0
[OTHER-SE]                                      934,445
[TOTAL-LIABILITY-AND-EQUITY]                  1,004,533
[SALES]                                         873,772
[TOTAL-REVENUES]                                873,772
[CGS]                                           557,436
[TOTAL-COSTS]                                   557,436
<GENERAL EXPENSES>                              580,184
[OTHER-EXPENSES]                                      0
[LOSS-PROVISION]                                      0
[INTEREST-EXPENSE]                                2,270
[INCOME-PRETAX]                                <267,134>
<INCOME-TAX BENEFIT>                             41,598
[INCOME-CONTINUING]                            <225,536>
[DISCONTINUED]                                        0
[EXTRAORDINARY]                                       0
[CHANGES]                                             0
[NET-INCOME]                                   <225,536>
[EPS-BASIC]                                      <.03>
[EPS-DILUTED]                                      <.03>

FINANCIAL DATA SCHEDULE FOR TOP-10 PROMOTIONS, INC.
---------------------------------------------------
[DESCRIPTION]     ART. 5 FDS FOR QUARTER 10
[ARTICLE] 5
[MULTIPLIER] 1,000
[PERIOD-TYPE]                        6-MOS
[FISCAL-YEAR-END]                    NOV-17-1997 (INCEPTION)
[PERIOD-END]                         MAY-28-1998
[CASH]                               1,185
[SECURITIES]                         0
[RECEIVABLES]                        0
[ALLOWANCES]                         0
[INVENTORY]                          0
[CURRENT-ASSETS]                     1,185
[PP&E]                               5,843
[DEPRECIATION]                       <894>
[TOTAL-ASSETS]                       6,134
[CURRENT-LIABILITIES]                10,364
[BONDS]                              0
[PREFERRED-MANDATORY]                0
[PREFERRED]                          0
[COMMON]                             100
[OTHER-SE]                           4,330
[TOTAL-LIABILITY-AND-EQUITY]         6,134
[SALES]                              168,836
[TOTAL-REVENUES]                     168,836
[CGS]                                58,562
[TOTAL-COSTS]                        58,562
[OTHER-EXPENSES]                     114,604
[LOSS-PROVISION]                     0
[INTEREST-EXPENSE]                   0
[INCOME-PRETAX]                      <4,330>
[INCOME-TAX]                         0
[INCOME-CONTINUING]                  <4,330>
[DISCONTINUED]                       0
[EXTRAORDINARY]                      0
[CHANGES]                            0
[NET-INCOME]                         <4,330>
[EPS-BASIC]                     <43.3>
[EPS-DILUTED]                        <43.3>